UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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El Paso Electric Company

(Name of Registrant as Specified In Its Charter)

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EL PASO ELECTRIC COMPANY

100 N. Stanton Street

El Paso, Texas 79901

(915) 543-5711

April 20, 2012

Dear Shareholder:

The Annual Meeting of Shareholders of El Paso Electric Company (the “Company”) will be held at the Stanton Tower Building, located at 100 N. Stanton Street, El Paso, Texas 79901, on May 31, 2012, at 10:00 a.m., Mountain Time.

The purpose of the Annual Meeting is to give shareholders an opportunity (i) to vote on the election of Class III Directors; (ii) to consider and act upon the recommendation of the Board of Directors (the “Board”) to ratify the selection of KPMG LLP as El Paso Electric Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and (iii) to approve, by a non-binding advisory vote, the Company’s executive compensation, commonly referred to as a “say on pay” vote.

Information concerning these matters is set forth in the accompanying Notice of the Meeting and Proxy Statement. Your Board recommends that you vote “FOR” proposals one, two and three, as explained in the attached Proxy Statement.

Your vote is important. To ensure your representation, even if you cannot attend the Annual Meeting, please mark, sign, date, and return the enclosed proxy promptly.

Sincerely,

Thomas V. Shockley, III
Interim Chief Executive Officer

EL PASO ELECTRIC COMPANY

100 N. Stanton Street

El Paso, Texas 79901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

El Paso Electric Company:

The Annual Meeting of Shareholders of El Paso Electric Company will be held at the Stanton Tower Building, located at 100 N. Stanton Street, El Paso, Texas 79901, on May 31, 2012, at 10:00 a.m., Mountain Time, for the following purposes:

(1)	To give shareholders an opportunity to vote on the election of Class III Directors;

(2)	To consider and act upon the recommendation of the Board to ratify the selection of KPMG LLP as El Paso Electric Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

(3)	To approve, by a non-binding advisory vote, the Company’s executive compensation, commonly referred to as a “say on pay” vote; and

(4)	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board knows of no matter, other than those set forth in the paragraphs above (which are discussed at greater length in the accompanying Proxy Statement), that will be presented for consideration at the Annual Meeting.

The Board has fixed the close of business on April 2, 2012, as the record date for the determination of shareholders entitled to vote at the Annual Meeting.

The Board has made these materials available to you on the Internet or, at your direction, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the Annual Meeting. Shareholders are invited to attend the Annual Meeting and requested to vote on the proposals described in this Proxy Statement.

As owners of El Paso Electric Company, your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible. If you attend the meeting and decide to vote in person, you may revoke your proxy. Shareholders attending the meeting whose shares are registered in the name of a broker and who intend to vote in person should bring an affidavit of ownership from the broker so that beneficial ownership can be verified without delay on the meeting date.

On behalf of the Board, thank you for your participation in this important annual process.

By Order of the Board of Directors,

Guillermo Silva, Jr.
Corporate Secretary

April 20, 2012

YOUR VOTE IS IMPORTANT

PLEASE MARK, DATE, SIGN AND

RETURN YOUR PROXY PROMPTLY. THANK YOU.

EL PASO ELECTRIC COMPANY

100 N. Stanton Street

El Paso, Texas 79901

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 31, 2012

GENERAL

The accompanying proxy is solicited on behalf of the Board for use at its 2012 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 31, 2012, at 10:00 a.m., Mountain Time, at the Company’s principal offices, and at any adjournment thereof. The Company’s principal offices are located at the Stanton Tower Building, 100 N. Stanton Street, El Paso, Texas 79901.

The cost of soliciting proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, fax or other electronic means by the Directors, officers, employees and agents of the Company. To assist in the solicitation, the Company has engaged Georgeson Inc. for a fee of $6,500 plus out-of-pocket expenses. The Company will also reimburse brokers, banks and other persons for reasonable expenses in forwarding the Notice of the Meeting to beneficial owners and forwarding printed proxy materials by mail to beneficial owners who specifically request them.

This Proxy Statement and the accompanying form of proxy are first being made available on the Internet to shareholders of the Company on or about April 20, 2012.

SHARES OUTSTANDING, VOTING RIGHTS AND REVOCABILITY OF PROXIES

At the close of business on April 2, 2012, the record date for determination of the shareholders entitled to notice of and to vote at the Annual Meeting, the Company had outstanding 40,040,603 shares of its common stock (the “Common Stock”).

Each outstanding share of Common Stock is entitled to one vote. The holders of at least a majority of the issued and outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting for a quorum to be present and business to be conducted. The vote of a plurality of the votes cast at the meeting is required for the election of each Class III Director. The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote on the proposal and represented in person or by proxy at the meeting is required to approve the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

The outcome of the advisory vote on the Company’s executive compensation will not be binding on the Board. Therefore, there is no “required vote” on this resolution. The Board, in the exercise of its fiduciary duties, will consider the outcome of the advisory vote in determining how to proceed following such vote. The affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal will be considered as the approval, by an advisory vote, of the compensation of our Named Executive Officers.

A shareholder having the right to vote may vote either in person or by proxy. A shareholder of record may vote in person at the Annual Meeting. A shareholder of record may vote by proxy over the Internet by following the instructions provided in the Notice of the Meeting, or if the shareholder requests printed copies of the proxy materials by mail, the shareholder may also vote by mail or by telephone.

A shareholder who signs and returns a proxy may revoke that proxy at any time before the Annual Meeting by filing with the Corporate Secretary of the Company an instrument in writing revoking the proxy, delivering a duly executed proxy bearing a later date, or attending the meeting and voting in person. The shares represented by a proxy given and not so revoked will be voted and, where the shareholder specifies a choice with respect to any matter to be acted upon and for which a ballot is provided in the proxy form, the shares will be voted in accordance with the specification so made. If a proxy is returned, but no choice is specified, the shares will be voted “FOR” all of the Director nominees, and “FOR” each of proposals two and three. With respect to any other matters that will come before the Annual Meeting, the proxy will be voted in the discretion of the proxy holder. If no proxy is returned, the shares represented by such proxy will not be voted.

The Board is not aware of any matter that will be presented at the Annual Meeting other than as set forth in the accompanying Notice. If, however, any other matters are properly presented at the Annual Meeting, the proxy holder will have discretionary authority to vote the shares represented by properly executed proxies in accordance with the proxy holder’s discretion and judgment as to the best interests of the Company.

Abstentions are included in the determination of the number of shares represented at the Annual Meeting for purposes of determining whether a quorum is present and are counted as a vote “AGAINST” when determining whether a proposal has been approved. Broker non-votes are not included in the determination of the number of shares represented at the Annual Meeting for purposes of determining whether a quorum is present and are not counted for purposes of determining whether a proposal has been approved.

The rules of the New York Stock Exchange (“NYSE”) determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner under certain circumstances. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions.

The NYSE rules provide that the election of directors in an uncontested election and the advisory vote on executive compensation are non-routine items. This means that brokers who do not receive voting instructions from their clients as to how to vote their shares for these proposals cannot exercise their discretionary authority to vote your shares for these proposals. Therefore, it is important that you instruct your broker as to how you wish to have your shares voted on these proposals, even if you wish to vote as recommended by the Board.

PROPOSAL 1 – ELECTION OF CLASS III DIRECTORS

Article III, Section 2, of the Company’s Bylaws divides the Board into three classes, as equally as possible, each of which is elected for a three-year term. The Board currently has 11 members, four in Class I and Class II and three in Class III.

The shares represented by the accompanying proxy will be voted to elect the three nominees below for Class III Directors recommended by the Board, unless authority to do so is withheld. Each nominee has agreed to the nomination and has agreed to serve if elected. Should any nominee become unavailable for election, the proxies will be voted for the election of such other person as the Board may recommend in place of such nominee.

Qualifications of Directors

The Board, acting through the Nominating and Corporate Governance Committee is responsible for recommending to the shareholders a group of nominees that, taken together, have the experience, qualifications, attributes and skills to function effectively as a board. Our Corporate Governance Guidelines require the Committee to periodically review the composition of the Board in light of the current challenges and needs of the Company and determine whether to add or remove individuals “after considering issues of judgment, diversity, skills, background and experience.”

Six of the eleven current Directors were originally appointed to the Board at the time of the Company’s emergence from bankruptcy in 1996. The various creditor and public constituencies at the time sought individuals with financial, regulatory and managerial skills that both represented a break with the past and an ability to direct a fragile entity back to viability. This core group of Directors instituted policies that returned the Company’s debt to “investment grade” status within a short period, improved its posture with customers and regulators and led to a substantial increase in the price of the Common Stock in succeeding years. During that period, as Directors retired or as the needs of the Company evolved, the Board added other individuals with skills (such as knowledge of the local service areas and of legislative and regulatory affairs) that became more important as the Company stabilized and grew.

In addition to the characteristics common to all of our Directors, which include integrity, a strong professional reputation and record of achievement in senior executive capacities, the Committee has included on our Board persons with diverse backgrounds and skills reflecting the needs of the Company. In presenting this year’s nominees, the Committee also considered the invaluable experience they have gained in dealing with the Company’s unique challenges over many years, their ability to work as a collegial group during intense and stressful periods in the past and their willingness to spend the time necessary to perform their roles despite other professional commitments.

The Committee considers the following additional factors as important qualifications and skills of each member of the current Board:

•

Experience in a broad range of occupations and industries, which provides differing viewpoints and expertise relating to execution of the Company’s business plan. These include consumer retail and marketing (Mr. Brown and Ms. Holland-Branch), telecommunications (Mr. Cicconi), regulated financial (Messrs. Harris, Heitz, Parks, Siegel, Wertheimer and Yamarone), regulated utility (Mr. Shockley), non-profit and technology (Ms. Allen) and legal (Messrs. Cicconi, Heitz, Siegel and Yamarone);

•

Experience in corporate restructuring and finance (Messrs. Brown, Harris, Parks, Siegel, Wertheimer and Yamarone), which has been important in restoring the Company’s financial condition and will be critical as the Company accesses public and private sources of capital in the future;

•	Geographic presence in and knowledge of the communities and constituencies served by the Company in El Paso (Mr. Brown and Ms. Holland-Branch) and New Mexico (Ms. Allen); and

•

Significant substantive experience in areas applicable to service on the Board’s committees, including corporate financial management and accounting (Messrs. Parks and Yamarone), governmental affairs (Messrs. Brown and Cicconi, and Ms. Holland-Branch) utility operations (Mr. Shockley), corporate governance (Messrs. Harris, Heitz and Wertheimer) and strategic planning (Ms. Allen and Messrs. Parks and Siegel).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF MESSRS. HARRIS, WERTHEIMER AND YAMARONE, AS CLASS III DIRECTORS.

NOMINEES AND DIRECTORS OF THE COMPANY

Included below is information about the nominees for election as directors and the existing directors who will continue in office after the Annual Meeting. The Board has concluded that the skills, qualifications and experience of each of the director nominees and continuing directors supports such nominee or Director’s continued membership on the Company’s Board.

NOMINEES FOR CLASS III DIRECTORS (NEW TERM TO EXPIRE IN 2015)

James W. Harris

Founder and President, Seneca Financial Group, Inc.

Director since 1996

Mr. Harris, age 65, founded Seneca Financial Group Inc. in 1993 and currently serves as its President. Previously, Mr. Harris served as Managing Director at Lehman Brothers and Head of the Financial Restructuring Group. Before joining Lehman Brothers, he spent ten years at Citibank N.A.’s Institutional Recovery Group. From 2001 to 2003, he was an adjunct professor at Columbia University’s Graduate School of Business in New York. Since 2006, Mr. Harris has been an adjunct professor at the Kenan-Flagler School of Business Administration at the University of North Carolina in Chapel Hill, North Carolina where he teaches a course on Managing Business Turnarounds. Mr. Harris has been a Director of the Company since 1996 and serves on our Compensation, Executive, and External Affairs Committees. He also serves as Chairman of our Nominating and Corporate Governance Committee. He served as a director of Peregrine Systems Inc. and was a member of its audit committee. Mr. Harris currently serves on the advisory board of the Dare County Center and co-chairs its board’s long-term planning committee.

Stephen N. Wertheimer

Managing Director and Founding Partner, W Capital Partners

Director since 1996

Mr. Wertheimer, age 61, is a Managing Director and Founding Partner of W Capital Partners. He has over 30 years of experience in investment banking and principal investments. Prior to founding W Capital Partners, Mr. Wertheimer served as a Managing Director of CRT Capital Group, LLC. He was a Founder and Managing Member of Water Capital Management from 1991 to 1997. From 1988 to 1991, he served as a Managing Director and the Group Head of Investment Banking-Asia of PaineWebber Incorporated. Mr. Wertheimer was a Managing Director at First Chicago Corporation, where he specialized in tax-structured domestic and international principal investments. He was a Vice President with Bank of America’s tax financing group making equity investments for the parent corporation. Mr. Wertheimer has extensive board experience having served on the boards of over thirty companies, both public and private. Mr. Wertheimer has been a Director of the Company since 1996 and serves as a member of the Executive and Nominating and Corporate Governance Committees and is Chairman of the Energy Resources and Environmental Oversight Committee. He is also a member of the board of directors of AOptix Technologies, Dynacast International, Inc. and World Kitchen, Inc. Mr. Wertheimer earned a Bachelor of Science degree in Finance from Indiana University and a Master’s of Management from the Kellogg School, Northwestern University.

Charles A. Yamarone

Director, Houlihan Lokey

Director since 1996

Mr. Yamarone, age 53, has been a Director of Houlihan Lokey since November 2009, where he is a senior member of the Debt Capital Markets Group. Prior to that, Mr. Yamarone worked for over 18 years at Libra Securities (“Libra”) and its predecessors. At Libra, Mr. Yamarone served in a wide variety of roles and was involved in all areas of Libra’s business as an institutional broker-dealer, including capital markets, corporate finance, sales and trading, research, legal, compliance, operations and administration. Mr. Yamarone has been a Director of the Company since 1996 and is Chairman of our Audit Committee and a member of our Compensation Committee. He was a director of Continental Airlines, Inc. from 1995 until its merger into United Continental Holdings, Inc. in October 2010 and was chairman of Continental’s human resources committee and a member of its corporate governance and social responsibility committee. Since October 2010, he has been a director of United Continental Holdings, Inc. and is chairman of its compensation committee and a member of its executive committee. Until January 2012, he was a director of New Millennium Homes, LLC, a privately-owned homebuilder, and served on its audit committee. He also previously served as a director of four other public companies.

CLASS II DIRECTORS (TERM EXPIRING IN 2014)

Catherine A. Allen

Chairman and Chief Executive Officer, The Santa Fe Group

Director since 2009

Ms. Allen, age 65, has, since 1996, been the Chairman, Chief Executive Officer and Founder of The Santa Fe Group, a strategic consulting company providing services to financial institutions and related infrastructure companies. Previously, Ms. Allen was a Vice President of Business Development and Alliances of Citicorp, where her responsibilities included developing and managing strategic alliances with technology and telecommunications companies for technology-based products and services. She is the President and Chairman of the Board of the Mark Twain Research Foundation. She was formerly CEO of BITS, a financial services consortium and non-profit industry association from 1997 to 2007. She serves on the board of Stewart Title Guaranty Company, Synovus Financial Corporation and the advisory board for Citibank Global Transaction Business. Ms. Allen joined our Board in May 2009 and serves on our Compensation, External Affairs and Energy Resources and Environmental Oversight Committees.

Kenneth R. Heitz

Partner, Irell & Manella, LLP, a law firm

Director since 1996

Mr. Heitz, age 64, has been a Partner of the law firm of Irell & Manella, LLP since 1991. Prior to joining Irell & Manella, Mr. Heitz served as Acting President and Chief Executive Officer of Columbia Savings and Loan Association from January 1990 to March 1990 and as its Executive Vice President and General Counsel from 1988 to 1990. In May 2011, he joined the board of Ares Capital Corporation, a business development company. Mr. Heitz has been a Director of the Company since 1996, and in May 2008, he was elected Chairman of our Board. He also serves on our External Affairs, Energy Resources and Environmental Oversight, Executive and Nominating & Corporate Governance Committees. In January 2012, Mr. Heitz was elected as Chairman of our Compensation Committee.

Michael K. Parks

Managing Director, TCW Group and Managing Director Crescent Capital Group, LP

Director since 1996

Mr. Parks, age 52, serves as Managing Director of Crescent Capital Group, LP and for limited purposes as a Managing Director of Trust Company of the West (“TCW”). Prior to joining Crescent and TCW, Mr. Parks held various executive level positions at Aurora National Life Assurance Company from 1993 to 2000, including Chief Executive Officer, President and Chief Investment Officer from 1996 to October 2000. From 1981 to 1992, he held various positions at Salomon Brothers Inc. He has been a Director of the Company since 1996 and was appointed Vice Chairman of the Board in November 2005. He also serves on our Audit, Executive, and Nominating and Corporate Governance Committees. He has been a Director of E*Trade Financial Corp. (formerly, E*Trade Group Inc.) since April 2003 and serves on its audit committee and finance risk oversight committee.

Eric B. Siegel

Retired Limited Partner, Apollo Advisors, LP and

Consultant and Special Advisor to the Chairman, Milwaukee Brewers Baseball Club

Director since 1996

Mr. Siegel, age 54, is a retired Limited Partner of Apollo Advisors, LP (“Apollo”) and has been an independent business consultant since 1995. Mr. Siegel serves as a consultant to and on the advisory board of the Milwaukee Brewers Baseball Club. He previously served as a Principal and was a Limited Partner of Apollo Advisors, LP (a predecessor to Apollo Management, LP) and Lion Advisors, LP. Prior to joining Apollo, Mr. Siegel was a partner of Irell & Manella LLP, a law firm practicing corporate law. He has been a director of the Company since 1996 and serves on our Audit and Nominating and Corporate Governance Committees. He also serves as Chairman of our Executive Committee. He serves as the lead independent director of Ares Capital Corporation, where he has been a board member and member of the Audit Committee since 2004. Mr. Siegel has previously served as a director of a number of public and private companies, including Kerzner International Limited (“Kerzner”) where he was a director and chairman of its Audit and Compensation Committees from April 1994 to 2006. He rejoined the Kerzner Board in 2008.

CLASS I DIRECTORS (TERM EXPIRING IN 2013)

John Robert Brown

Owner and President, Brownco Capital, LLC

Director since 2003

Mr. Brown, age 67, has been the owner and president of Brownco Capital, LLC, a private investment company, since November 2007. From May 1992 to March 2008, Mr. Brown was the President and Chairman of the Board of Desert Eagle Distributing of El Paso, Inc., a distributor of Anheuser-Busch products in west Texas and eastern New Mexico. Mr. Brown has been a Director of the Company since June 2003, serves on our Audit Committee, and is Chairman of our External Affairs Committee. He currently serves on the board of directors of Bank of the West, Medical Center of the Americas Foundation, the University of Texas at El Paso Development Board and the Texas Tech University Foundation Board.

James W. Cicconi

Senior Executive Vice President for External and Legislative Affairs, AT&T, Inc.

Director since 1997

Mr. Cicconi, age 59, has been Senior Executive Vice President of External and Legislative Affairs for AT&T Services Inc. since November 2005. Prior to that, Mr. Cicconi served as Executive Vice President for Law and Government Affairs and General Counsel of AT&T Corp. from December 1998. He served as a partner of Akin, Gump, Strauss, Hauer & Feld, LLP from 1991 to 1998. While practicing law at Akin Gump, Mr. Cicconi specialized in administrative and regulatory law, as well as federal legislation, representing a range of corporate clients. He was also involved in a number of significant transactions, including public sales, restructurings and acquisitions. Mr. Cicconi served as Deputy Chief of Staff to President George W. Bush and also served as the Senior Issues Advisor to President Bush’s 1988 and 1992 election campaigns. Mr. Cicconi has been a Director of the Company since 1997 and serves on our Audit and External Affairs Committees.

Patricia Z. Holland-Branch

Chief Executive Officer and Owner, Facilities Connection, Inc.

Director since 1997

Ms. Holland-Branch, age 68, is the Chief Executive Officer and 100% shareholder of Facilities Connection, Inc., headquartered in El Paso, Texas. Her company provides its national and international customers with professional services, contract furniture and I.T. solutions, including interior design, project management, logistics, and installation. Ms. Holland-Branch has been a Director of the Company since 1997 and serves on our External Affairs and Energy Resources and Environmental Oversight Committees. She currently serves on the executive committee for El Paso Del Norte Group and is a former director for El Paso Hispanic Chamber of Commerce Foundation, Regional Economic Development Corporation, and El Paso Branch of the Federal Reserve Bank of Dallas as well as a past chairman of the board for the Greater El Paso Chamber of Commerce.

Thomas V. Shockley, III

Interim Chief Executive Officer, El Paso Electric Company

Retired Vice Chairman and Chief Operating Officer, American Electric Power Company, Inc.

Director since 2010

Mr. Shockley, age 67, retired in 2004 after a lengthy career in the regulated utility industry. From 2000 to 2004, he served as the Vice Chairman and Chief Operating Officer of American Electric Power Company, Inc. (“AEP”), one of the largest electric utilities in the United States. From 1997 to 2000, Mr. Shockley was President and Chief Operating Officer of Central and South West Corporation, which combined with American Electric Power of Columbus, Ohio in 2000 to form AEP. In his career, Mr. Shockley served in various other executive and management positions in the utility and energy industries. He previously served on the boards of directors of the Foundation Coal Company and Cellnet. He also currently serves on the board of Chase Energy Development. Mr. Shockley has been a Director of the Company since 2010 and serves on our External Affairs, Energy Resources and Environmental Oversight and Executive Committees. In January 2012, upon Mr. Shockley’s appointment as Interim Chief Executive Officer, he resigned from our Compensation Committee.

CORPORATE GOVERNANCE

Board Structure

Although not required by our Bylaws, since 1996, the offices of Chairman and Chief Executive Officer (“CEO”) of the Company have been held by different individuals. The Chairman of our Board, Mr. Heitz, is an independent Director. Our Interim CEO, Mr. Shockley, is the only member of management on the Board. We believe that this leadership structure enhances the accountability of the CEO to the Board and strengthens the Board’s independence from management.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines (the “Guidelines”) that, along with the charters of the Board Committees, provide the framework for the governance of the Company. The Board’s Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Guidelines at least annually and recommending any proposed changes to the Board for approval. The Guidelines are available on the Company’s website at www.epelectric.com. The website and its contents are not part of this Proxy Statement.

Standards of Board Independence

The Guidelines, among other things, set forth categorical standards to assist the Board in making determinations of Director independence in accordance with the rules of the NYSE. The Board makes a determination regarding the independence of each Director annually based on all relevant facts and circumstances. Although any Director who meets the following criteria and the independence criteria of the NYSE is presumed to be independent (except for purposes of serving as a member of the Audit Committee, which requires that the Director meet additional requirements, the Board may make an affirmative determination to the contrary based on its review of other factors. Under the Guidelines, the following persons will not be considered to be independent:

(i)	A Director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any corporation, partnership or other business entity that during the most recently completed fiscal year made payments to the Company or received payments from the Company for goods and services if such payments were more than the greater of 2% of such other entity’s gross consolidated revenues for such fiscal year or $1 million.

(ii)	A Director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any bank, corporation, partnership or other business entity to which the Company was indebted at the end of its most recently completed fiscal year in an amount more than the greater of 2% of such other entity’s total consolidated assets at the end of such fiscal year or $1 million.

(iii)	A Director who is a member or employee of a law firm that has provided services to the Company during the most recently completed fiscal year if the total billings for such services were more than the greater of 2% of the law firm’s gross revenues for such fiscal year or $1 million.

(iv)	A Director who is a partner, executive officer or employee of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the most recently completed fiscal year if the total compensation received for such services was more than the greater of 2% of the investment banking firm’s consolidated gross revenues for such fiscal year or $1 million.

After a review of all relevant factors and applying these categorical standards and the independence criteria of the NYSE, the Board has determined that:

•	Ms. Allen and Messrs. Brown, Cicconi, Harris, Heitz, Parks, Siegel, Wertheimer and Yamarone are independent;

•	Mr. Shockley, who is currently serving as the Company’s interim CEO, is not independent; and

•

Ms. Holland-Branch is not independent at the current time under the NYSE’s three-year “lookback” rule because of transactions in 2010 between the Company and a vendor whose President is Ms. Holland-Branch’s son.

In determining the independence of Mr. Cicconi, the Board took into account various bilateral payments, which are not material in amount, between the Company and AT&T relating to telephone-and-electric-pole rental fees and telecommunications services pursuant to tariffs.

In addition, the Board has determined that all members of the Audit Committee meet the independence requirements set forth in Rule 10A-3(b)(1)(ii) under the Securities Exchange Act of 1934, as amended (the “Act”).

The Company has not made any charitable contributions to any charitable organization for which a Director of the Company serves as an executive officer in excess of the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues within the preceding three years.

Board’s Role in Risk Oversight

It is the responsibility of senior management to identify, assess, and manage our exposure to risk inherent in the operation of the Company and the implementation of our strategic plan. The Board, however, plays an important role in overseeing management’s performance of these functions. In connection with its review of the operations of the Company’s business, the Board addresses the primary risks associated with various business decisions and operations. In addition, the Board reviews the risks associated with the Company’s strategic plan periodically throughout the year as part of its consideration of the strategic direction of the Company.

Each of the Board’s Committees also oversees the management of Company risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors.

The Company has an enterprise risk management program that was established in 2010. The Company’s Senior Vice President, General Counsel and Chief Compliance Officer, who reports directly to the Audit Committee, is responsible for identifying, evaluating and enabling the development, implementation and monitoring of risk mitigation strategies.

Pursuant to its Charter, the Audit Committee oversees the operation of this enterprise risk management program, and the Senior Vice President, General Counsel and Chief Compliance Officer and her team make periodic reports to the Audit Committee about the identified risks and the management controls and methodologies in place to manage those risks. In connection with its risk management role, the Audit Committee periodically meets privately with representatives from the Company’s internal auditors and its independent registered public accounting firm. The Audit Committee provides reports to the Board that include these activities.

As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

The Nominating and Corporate Governance Committee assists the Board in overseeing risks associated with board organization, membership and structure, succession planning for our Directors and executive officers, and corporate governance.

The Energy Resources and Environmental Oversight Committee assists the Board in overseeing risks associated with the Company’s electric generating fleet, including plants in which we are the sole owner and those (such as the Palo Verde Nuclear Generating Station) operated by others; issues facing the Company from legislative and regulatory initiatives regarding climate change, emissions, renewables and alternative energy; and environmental issues, including compliance with applicable environmental laws and regulations.

The External Affairs Committee assists the Board in overseeing risks associated with legislative and regulatory matters and related legal compliance matters.

Business Conduct Policies

The Board has adopted a Code of Ethics that applies to all Directors, officers and employees of the Company, including the CEO, the Senior Vice President and Chief Financial Officer, and the Vice President and Controller. A current copy of the Code of Ethics may be found on the Company’s Internet website at www.epelectric.com. Any amendments to, or waivers from, any provision of the Code of Ethics applicable to the CEO, the Senior Vice President and Chief Financial Officer, the Vice President and Controller or persons performing similar functions will be disclosed by posting such information on the Company’s Internet website at www.epelectric.com within five business days.

Current copies of the charters of the Audit, Compensation, and Nominating and Corporate Governance Committees (the “Committee Charters”) may also be found on the Company’s Internet website at www.epelectric.com.

Printed copies of the Guidelines, the Committee Charters and the Code of Ethics are available to any shareholder upon request. Requests for printed copies should be addressed to El Paso Electric Company, 100 N. Stanton Street, El Paso, Texas 79901, Attention: Office of the Secretary.

Shareholders and interested parties may correspond directly with non-management Directors by writing to James W. Harris, Chairman, Nominating and Corporate Governance Committee, P.O. Box 982, El Paso, Texas 79960.

NYSE Corporate Governance Listing Standards

The Company’s CEO must certify to the NYSE each year that he is not aware of any violation by the Company of NYSE corporate governance listing standards, qualifying the certification to the extent necessary. Such certification must be made within thirty days of the date of the Company’s annual shareholders’ meeting. The 2011 CEO certification was submitted to the NYSE timely and without qualification.

DIRECTORS’ MEETINGS, COMPENSATION, AND COMMITTEES

Meetings

The Board held seven meetings during 2011. All Directors attended at least 75% of the total number of meetings of the Board and the Committees on which they served, except for Ms. Allen, who was not able to attend two Board meetings and one Energy Resources and Environmental Oversight Committee meeting. The Board held five executive sessions during 2011. The Chairman of the Board presides at the executive sessions.

The Company does not have a formal policy regarding Director attendance at Annual Meetings. All members of the Board attended the 2011 Annual Meeting with the exception of Mr. Cicconi.

2011 Director Compensation

The table set forth below provides information regarding compensation paid to the non-employee Directors of the Company. Mr. Stevens did not receive separate compensation for his services as a Director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
	(a)	(b)(c)	(d)
Allen, Catherine A.	$30,500	$136,971	$3,071	$170,542
Brown, John Robert	80,500	105,980	2,310	188,790
Cicconi, James W.	78,000	105,980	2,310	186,290
Harris, James W.	66,000	105,980	2,310	174,290
Heitz, Kenneth R.	195,000	136,965	3,555	335,520
Holland-Branch, Patricia Z.	—	161,001	3,643	164,644
Parks, Michael K.	199,000	105,980	2,310	307,290
Shockley, Thomas V., III	62,000	105,980	2,310	170,290
Siegel, Eric B.	78,500	105,980	2,310	186,790
Wertheimer, Stephen N.	15,250	135,474	2,616	153,340
Yamarone, Charles A.	85,500	105,980	2,310	193,790

(a)	This column reports the amount of cash compensation earned in 2011 for Board and Committee service, based on the compensation policy described below. Annually, Directors can elect to receive retainers and meeting fees in cash or restricted stock or a combination. Ms. Holland-Branch elected to receive this compensation in restricted stock in 2011. Ms. Allen, Mr. Heitz and Mr. Wertheimer elected to receive this compensation in a combination of cash and restricted stock. The remaining Directors elected to receive this compensation in cash.
(b)	This column represents the aggregate grant date fair value of awards granted in 2011 computed in accordance with FASB ASC Topic 718. Fair value for restricted stock is calculated using the closing price of our stock on the date of grant. For additional information on valuation assumptions, see Note G of Notes to the Consolidated Financial Statements in the Company’s 2011 Annual Report on Form 10-K.
(c)	The per share grant date fair value for each grant of restricted stock awards during 2011 (which cannot be sold for one year) is set forth in the table below together with dividends paid on such awards. In addition, Mr. Heitz held 2,246 unexercised options at fiscal year end. There were no other stock awards held by the non-employee Directors at fiscal year end.
(d)	The Company has been paying quarterly dividends of $0.22 per share on its Common Stock since June 30, 2011. Unvested restricted shares qualify as participating securities and individuals awarded these shares received their respective cash dividends.

Name	Fair Value at Grant Date – Stock Awards (per share)	Stock Awards (#)	Dividends Paid on Stock Awards
Allen, Catherine A.	$27.53	254	$168
Allen, Catherine A.	30.40	247	163
Allen, Catherine A.	30.28	3,500	2,310
Allen, Catherine A.	32.30	279	123
Allen, Catherine A.	32.09	233	51

Brown, John Robert	30.28	3,500	2,310

Cicconi, James W.	30.28	3,500	2,310

Harris, James W.	30.28	3,500	2,310

Heitz, Kenneth R.	27.53	527	348
Heitz, Kenneth R.	30.40	542	358
Heitz, Kenneth R.	30.28	3,500	2,310

Holland-Branch, Patricia Z.	27.53	436	288
Holland-Branch, Patricia Z.	30.40	461	304
Holland-Branch, Patricia Z.	30.28	3,500	2,310
Holland-Branch, Patricia Z.	32.30	433	191
Holland-Branch, Patricia Z.	32.09	468	103

Parks, Michael K.	30.28	3,500	2,310

Shockley, Thomas V., III	30.28	3,500	2,310

Siegel, Eric B.	30.28	3,500	2,310

Wertheimer, Stephen N.	30.28	3,500	2,310
Wertheimer, Stephen N.	32.30	472	208
Wertheimer, Stephen N.	32.09	444	98

Yamarone, Charles A.	30.28	3,500	2,310

During 2011, compensation for non-employee Directors, consisted of the following:

(1)	Each non-employee Director received an annual retainer of $40,000.

(2)	The chair of the Audit Committee received an additional annual retainer of $10,000, and the chair of each of the other Committees of the Board received an additional annual retainer of $5,000.

(3)	Each non-employee Director received a meeting fee of $1,000 per meeting for each Board and Committee meeting attended (other than Audit Committee meetings).

(4)	Each Audit Committee member received a meeting fee of $1,500 per meeting for each Audit Committee meeting attended.

(5)	The Chairman of the Board and the Vice Chairman of the Board each received an additional award of $150,000 and $125,000, respectively, which was paid in cash.

(6)	Each non-employee Director received an award of 3,500 shares of restricted stock. Restricted stock awarded to Directors cannot be sold until one year after the grant.

Effective January 30, 2012, Mr. Shockley is no longer receiving compensation as a Director; however, he is receiving $50,000 per month during his tenure as Interim Chief Executive Office.

Directors are also reimbursed for travel expenses incurred in connection with their duties as Directors. Non-employee Directors are not eligible to participate in the executive incentive program, savings programs or any of the retirement programs for the Company’s employees. Other than as described in this section, there are no separate benefit plans for active Directors.

The Company’s Certificate of Formation and Bylaws, as amended, provide for indemnification of the Company’s Directors and executive officers up to the maximum extent provided by the Texas Business Organizations Code (“TBOC”), and the Company maintains director and officer liability insurance.

Committees

The Board has the following standing committees: Audit, Compensation, Executive, External Affairs, Nominating and Corporate Governance, and Energy Resources and Environmental Oversight.

During 2011, the Audit Committee was composed of Directors Yamarone (Chairman), Brown, Cicconi, Parks and Siegel. The Audit Committee, which held 14 meetings in 2011, is responsible for appointing the independent auditors of the Company, reviewing all recommendations of the Company’s independent auditors and the Company’s internal auditors, reviewing and approving non-audit services performed by accountants and other consultants retained by the Company, reviewing the Company’s periodic reports filed with the SEC and otherwise overseeing the Company’s financial reporting. The Audit Committee, in conjunction with senior management, also reviews the Company’s internal controls and disclosure controls and procedures. The roles and responsibilities of the Audit Committee are described in detail in a written charter adopted by the Board and amended on July 29, 2011. The Board has determined that each member of the Audit Committee meets the experience and independence requirements of the NYSE rules and Rule 10A-3(b)(1)(ii) under the Act. No member of the Audit Committee serves on the audit committee of more than three public companies. The Board has determined that Messrs. Yamarone and Parks meet the criteria of Audit Committee financial experts under the SEC’s rules and are independent of management. Certain additional information concerning the composition and role of the Audit Committee is set forth under the caption “Audit Committee Report” below.

During 2011, the Compensation Committee was composed of Directors Cicconi (Chairman until January 2012) Heitz (Chairman from January 2012) Allen, Harris and Yamarone. Mr. Shockley joined the Committee in February 2011 but resigned in January 2012 upon his appointment as our Interim CEO. The Board has determined that each member of this Committee is independent under the rules of the NYSE. The Compensation Committee, which held six meetings in 2011, is responsible for evaluating and approving the compensation of executive officers. It also reviews and approves recommended Company-wide compensation increases for employees, as well as approving the adoption of contracts with union employees. The Compensation Committee is also responsible for evaluating, adopting and administering benefit plan programs. The roles and responsibilities of the Compensation Committee are described in detail in a written charter adopted by the Board of Directors. Additional information concerning the Compensation Committee’s process and procedures for the consideration and determination of executive compensation (including its engagement of compensation consultant Meridian Compensation Partners, LLC (“Meridian”)) appears under the caption “Compensation Discussion and Analysis” below.

During 2011, the Executive Committee was composed of Directors Siegel (Chairman), Harris, Parks, Wertheimer and Stevens, who served from April 2011 until his resignation in January 2012. The Executive Committee, which held four meetings in 2011, consults with senior management on administrative matters and directs the strategic planning effort on behalf of the Board. The Executive Committee may exercise all powers of the Board (except as prohibited by TBOC) between meetings. In addition, the Executive Committee’s responsibilities include analyzing and making recommendations to the Board regarding the maximization of shareholder value. The roles and responsibilities of the Executive Committee are described in detail in a written charter adopted by the Board.

During 2011, the External Affairs Committee was composed of Directors Brown (Chairman), Allen, Harris, Heitz, Holland-Branch, Cicconi who was appointed in March 2012 and Shockley, who served until his appointment in January 2012 as our Interim CEO. The External Affairs Committee, which held five meetings in 2011, is responsible for overseeing matters related to the Company’s regulatory affairs, communication and media relations, contributions by the employee political action committee, activities related to civic and charitable affairs, and issues related to security of personnel, their families and corporate property. The roles and responsibilities of the External Affairs Committee are described in detail in a written charter adopted by the Board.

During 2011, the Nominating and Corporate Governance Committee was composed of Directors Harris (Chairman), Parks, Siegel and Wertheimer. The Board has determined that each member of this Committee is independent under the rules of the NYSE. The Nominating and Corporate Governance Committee, which held two meetings in 2011, is responsible for identifying qualified individuals to serve as members of the Board, recommending Directors for appointment to Committees, evaluating Board performance, and overseeing and setting compensation for the members of the Board. The roles and responsibilities of the Nominating and Corporate Governance Committee are described in detail in a written charter adopted by the Board. In 2011, the Nominating and Corporate Governance Committee assisted the Board and each of the Board Committees in conducting a self-evaluation to assess their effectiveness.

During 2011, the Energy Resources and Environmental Oversight Committee was composed of Directors Wertheimer (Chairman), Allen, Heitz, Holland-Branch and Shockley. This Committee held three meetings in 2011. The Energy Resources and Environmental Oversight Committee is responsible for (i) reviewing and assessing the operations of the Company’s electric generating fleet, including plants in which it is the sole owner and those operated by others in which it owns a minority interest (such as the Palo Verde Nuclear Generating Station and the Four Corners Generating Station), (ii) overseeing the affairs and operations of the Company to determine whether the Company has operated Company facilities in compliance with applicable environmental laws and regulations, and (iii) identifying existing and potential environmental issues facing the Company under federal, state and local law. The roles and responsibilities of the Energy Resources and Environmental Oversight Committee are described in detail in a written charter adopted by the Board.

Evaluation of Director Nominees

The Nominating and Corporate Governance Committee will consider nominees for the Board submitted in writing by a shareholder. A shareholder wishing to nominate one or more individuals to stand for election as a Director at an annual or special meeting of the shareholders must provide written notice thereof not less than 80 days in advance of such meeting; provided, however, that in the event that the date of the meeting was not publicly announced by the Company more than 90 days prior to the meeting, such notice, to be timely, must be delivered not later than the close of business on the tenth day following the day on which the date of the meeting was publicly announced. A shareholder’s notice must set forth (i) the name and address of the shareholder making the nomination; (ii) such information regarding the nominee(s) proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee(s) been nominated by the Board; (iii) a representation of the shareholder as to the number of shares of stock of the Company that are beneficially owned by the shareholder and the shareholder’s intent to appear in person or by proxy at the meeting to propose such nomination; and (iv) the written consent of the nominee(s) to serve as a member of the Board if so elected. Any such shareholder notice should be submitted in writing to: Guillermo Silva, Jr., Corporate Secretary, El Paso Electric Company, 100 N. Stanton Street, El Paso, Texas 79901.

In making its recommendations regarding nominees to serve on the Board, the Nominating and Corporate Governance Committee reviews an individual’s qualifications, and makes a determination as to the independence of the candidate based on the independence criteria described above. If the nominee is being evaluated for re-nomination to the Board, the Committee will assess the prior performance of such Director. The Committee will also periodically review the composition of the Board in light of its current challenges and needs and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience. Our Board does not have a formal written policy with regard to the consideration of diversity in identifying director nominees, but its practice has been to seek a combination of skills, experience, geographic and local knowledge, backgrounds and outlook that is in the best interest of the Company and its various constituencies. No Director may serve on the boards of more than three other public companies while serving on the Company’s Board.

The Board believes that Directors should hold meaningful equity ownership positions in the Company. Each non-employee Director is expected to be a beneficial owner of shares of the Company’s Common Stock or common stock equivalents with a market value equivalent to at least three years’ annual cash retainer fees by the end of his or her second year of service on the Board. Each non-employee Director met this stock ownership guideline as of December 31, 2011.

PROPOSAL 2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has selected KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. At the Annual Meeting, the Company will ask shareholders to ratify the Board’s selection. KPMG LLP, which served in the same capacity in 2010 and 2011, is expected to be represented at the Annual Meeting. Representatives of KPMG LLP will have an opportunity to make a statement if they desire to do so and will respond to appropriate questions. If the shareholders do not ratify the Board’s proposal, the Board will reconsider its action with respect to the appointment of KPMG LLP. Approval of the resolution, however, will in no way limit the Board’s authority to terminate or otherwise change the engagement of KPMG LLP during the fiscal year ending December 31, 2012.

Audit Fees

KPMG LLP billed the Company an aggregate of $1,089,000 and $1,127,000 for professional services rendered in connection with the integrated audit of the Company’s financial statements (including the Sarbanes-Oxley Section 404 certification) and review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q during the fiscal years ended December 31, 2011 and December 31, 2010, respectively.

Audit-Related Fees

KPMG LLP billed the Company $502,000 and $223,000 for audit-related services during the fiscal years ended December 31, 2011 and 2010, respectively. These audit-related services included (i) audits of state and federal regulatory filings, and (ii) audits of benefits plans.

Tax Fees

KPMG LLP did not render tax services for the years ended December 31, 2011 or 2010.

All Other Fees

The Company paid no other fees to KPMG LLP during the fiscal years ended December 31, 2011 and 2010.

KPMG LLP determined that these services did not affect its independence under applicable auditing standards. The Audit Committee pre-approved the engagement of KPMG LLP to provide the audit and permissible non-audit services described above in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and determined that KPMG LLP’s provision of the services described above under “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” is compatible with KPMG LLP’s independence.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee Charter provides that the Audit Committee will pre-approve audit services and non-audit services to be provided by the Company’s independent auditors pursuant to pre-approval policies and procedures established by the Audit Committee. The Audit Committee may consult with management in the decision-making process, but may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more Committee members, provided that such designees present any such pre-approvals to the full Committee at the next Committee meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (“Dodd-Frank”), we are once again providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers (as hereinafter defined) as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. Shareholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement for a more detailed discussion of how our compensation programs further the Company’s objectives.

At this meeting, the shareholders will be asked to vote on the following resolution:

“RESOLVED, that the shareholders approve the compensation paid to the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, compensation tables and related narratives and other materials in this Proxy Statement.”

Our Board and Compensation Committee urge shareholders to endorse the compensation program for our executive officers by voting “FOR” the above resolution. The Board is committed to excellence in governance and recognizes that executive compensation is an important matter for our shareholders. The Board and the Compensation Committee believe that the Company’s executive officer compensation program, as described in the Compensation Discussion and Analysis and other related sections of this Proxy Statement, is reasonable and effective in aligning the interests of the executive officers with the interests of the Company’s shareholders. We believe that our executive compensation program is designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder value while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In particular, as described in detail in our Compensation Discussion and Analysis below, our program has the following features:

•	Strong focus on performance-based pay consisting of annual incentives tied to key financial and operating measures and long-term incentives tied to shareholder return;

•	75% of the ongoing long-term incentive program is tied directly to relative shareholder return;

•	No supplemental retirement program except for restoring benefits lost due to IRS limits;

•	Limited perquisites; and

•	No tax gross-ups in our change in control or severance programs.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. This vote is advisory, which means that it is not binding on us, our Board or the Compensation Committee of our Board. The Compensation Committee and our Board value the views of our shareholders and will take into account the outcome of the vote when considering future compensation decisions for our Named Executive Officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ABOVE RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy and Overview

Our executive compensation program is designed to:

•	Attract and retain qualified executives by providing comprehensive and market-competitive compensation;

•	Encourage a high level of performance by linking a significant amount of executive pay to the financial results and operating performance of the Company; and

•	Motivate our executive team to achieve the Company’s business strategy and ensure focus on long-term shareholder return.

To meet these goals, our executive compensation currently consists of base salary, an annual performance bonus payable in cash, and stock-based long-term incentive awards, along with retirement and other benefits. The levels of compensation are determined through a combination of market data, company performance and individual responsibility and performance.

Executive Compensation Process

Our Compensation Committee reviews and approves compensation for all executive officers. The Committee reviews the performance of our CEO at least annually. Our CEO reviews other executive officers’ performance and reports his evaluations to the Committee. Our CEO also recommends to and discusses with the Committee the non-equity compensation elements for the other executive officers, although the Committee approves actual compensation awarded.

In 2011, the Committee engaged Meridian, an outside independent executive compensation consulting firm, to provide perspective on external practices within the utility industry. Meridian’s duties included the following:

•	Provide industry benchmark data on compensation, including annual salary, annual incentives, long-term incentives, other benefits, total compensation and pay mix.

•

Provide industry data related to specific assignments requested by the Committee from time to time, particularly when the Committee is considering hiring or promoting officers or otherwise considering a one-time special compensation award.

•	Review and provide feedback on executive compensation proposals and any short-term or long-term incentive compensation plan design changes, if applicable, relative to industry practices.

•	Prepare regular updates for the Committee on compensation trends, prevailing practices, and new legislative and regulatory developments.

The Meridian consultant regularly attended meetings of the Committee and, when requested by the Committee, attended its executive sessions. Additionally, members of the Committee held discussions with the Meridian consultant between meetings as specific questions arose.

The Committee generally makes decisions regarding base salary, annual bonus targets and equity incentive awards at one or more regularly scheduled meetings during the first quarter of each year. The Committee continues to review compensation matters throughout the year and changes or approves compensation at other times in response to hiring needs, market changes and other occurrences. The Committee’s decisions about equity awards are not “timed” or otherwise affected by the planned announcement of material information. At least annually (and at other times when material decisions are being considered) the Committee reviews a summary of compensation (also called a “tally sheet”) with an outside independent executive compensation consulting firm for each executive officer showing all compensation, equity holdings and accrued retirement benefits. The Committee reviewed the tally sheets in executive session with Meridian in 2011. The tally sheets are designed to inform the Committee of the total compensation potentially payable to the executive officers in the event of change in control and/or separation from the Company.

In 2011, we held our first shareholder advisory vote to approve the compensation of our Named Executive Officers, commonly referred to as a “say on pay” vote. Approximately 99% of shareholder votes (excluding abstentions and broker non-votes) were cast in favor of the compensation of our Named Executive Officers. Although this was only an advisory vote, we believe the approval by our shareholders shows support for our compensation philosophy, and our Compensation Committee did not make any specific changes in response to this vote. Instead, it retained its general approach to determining our executive compensation as described in this Compensation Discussion and Analysis while focusing on particular needs that arise during the year.

Compensation Benchmarking

In consultation with Meridian, the Committee approved a group of companies (referred to in this discussion as the “Compensation Comparator Group”), which is a subset of the Edison Electric Institute Index, and which is used for an annual benchmarking review of our compensation program. These companies represent regional electric utilities with business issues, scale and compensation programs similar to our own. The Committee reviews compensation information of the Compensation Comparator Group compiled from surveys based on other companies that participate in these surveys and publicly available data. For companies in the group with annual revenues higher or lower than ours, the compensation market values are adjusted using regression analysis to mitigate differences in size for comparison purposes, which is a commonly used approach to ensure the market values reflect our Company’s size.

For pay decisions made in 2011, the companies in the Compensation Comparator Group consisted of the following companies:

• ALLETE, Inc.	• IDACORP, Inc.
• Allegheny Energy, Inc.	• Otter Tail Corporation
• Ameren Corporation	• Pinnacle West Capital Corporation
• Black Hills Corporation	• PNM Resources, Inc.
• CH Energy Group, Inc.	• Portland General Electric Company
• Cleco Corporation	• SCANA Corporation
• DPL, Inc.	• Unisource Energy Corporation
• Great Plains Energy, Inc.	• Westar Energy, Inc.

Primary Components of Compensation

The primary components of our compensation program for the Named Executive Officers (as hereinafter defined) are:

•	Base salary;

•	Short-term incentive compensation, currently awarded through an annual cash performance-based bonus plan; and

•	Long-term incentive equity compensation, currently awarded in restricted shares with a combination of time-based and performance-based vesting.

We do not target any element of compensation to be a particular percentage of total compensation.

Base Salary. Base salary levels for our executive officers are reviewed and set annually. The Committee targets the 50th percentile level of the Compensation Comparator Group, although the Committee also considers executive officers’ responsibility level, experience and individual performance. The Committee recently approved base salary increases for executive officers effective January 2011 after reviewing these factors. Base salaries for the Named Executive Officers are generally at or slightly lower than the 50th percentile as compared to the Compensation Comparator Group. For 2011, all of the

Named Executive Officers fell within 10% of the 50th percentile, although Ms. Kipp received a higher percentage increase as a result of her increased responsibilities and to move her salary closer to the 50th percentile. Individual variations from the 50th percentile primarily reflect each individual’s experience level in the position. Although individual performance and contributions are assessed, no specific individual performance factors had a material impact on salaries for fiscal 2011.

Annual Cash Bonus Plan. The purpose of our annual cash performance-based bonus plan is to provide market-based compensation opportunities based on achievement of specific business goals and objectives that are established in advance on an annual basis.

Each executive officer is assigned a target award opportunity expressed as a percentage of base salary. The target for each of the Named Executive Officers for 2011 was as follows: (i) 70% for Mr. Stevens; (ii) 45% for Mr. Carpenter and (iii) 40% for Ms. Kipp, and Messrs. Miracle and Fleager. The target award represents the level of bonus payment the executive officer may earn in the event that plan performance is achieved at targeted levels. Payments at the targeted levels are intended to approximate the 50th percentile of the Compensation Comparator Group. In addition, maximum and threshold award levels are established that adjust payouts for performance levels that exceed or fall below our plan.

For our executive officers, the goals for 2011 were based solely on the following corporate financial and operational performance measures:

•	Financial performance, representing 70% of the bonus, measured by earnings per share (“EPS”); and

•	Operational performance, measured by a combination of customer satisfaction (20% of the bonus), safety goals (5% of the bonus), and regulatory compliance (5% of the bonus).

The safety goals under operational performance (representing 5% of the annual cash bonus) consist of the following three categories: (i) lost time incidence rate (60% of the safety goals); (ii) vehicle accident frequency rate (25% of the safety goals); and (iii) medical/first aid incidence rate (15% of the safety goals). All three categories of the safety goals are based on internal statistics. The target goal for each category for 2011 was obtained using the best single-year performance in the past five years. The lost time incidence rate and the medical/first aid incidence rate are calculated by applying the number of respective incidents to total hours worked by employees. The vehicle accident frequency rate is determined by applying the number of chargeable vehicle accidents to total miles driven.

The customer satisfaction goal under operational performance (20% of the annual cash bonus) is to increase customer satisfaction to a level of customer loyalty. Customer loyalty is defined as the point where, given a choice, a customer is less likely to switch to a competitor. The establishment and measurement of the customer satisfaction goal is based on annual customer surveys designed and performed by a third-party marketing organization. Survey responses are provided by a combination of customer classes and are weighted as follows: (i) 50% for residential customers; (ii) 25% for small commercial customers; and (iii) 25% for large commercial customers.

The regulatory compliance goal under operational performance (5% of the annual cash bonus) is designed to monitor and evaluate the Company’s regulatory compliance activities in light of the importance of the Company’s relationship with its regulators. The 2011 performance levels are based upon improvement from the previous year’s dollar impact as a result of fines or penalties assessed by regulators against the Company.

The EPS bonus goal for 2011 was established based on a range between a threshold of $1.94 and a maximum of $2.34. Executive officers would receive no bonus if the threshold EPS goal is not achieved and a proportionally higher bonus if earnings surpass the threshold EPS up to the maximum EPS goal.

Bonuses are paid in late February or early March after the Committee reviews the audited financial results and operational performance for the previous year. As reported in the Annual Report on Form 10-K for the year ended December 31, 2011, the Company had net income of $2.49 per basic share (before extraordinary items) (without any adjustments for bonus purposes) and therefore exceeded its EPS goal at the maximum level. The Company also met its three annual safety goals and its regulatory compliance goal at or above the threshold level, but did not meet the threshold performance level for its customer satisfaction goal. As a result, each Named Executive Officer received a bonus above target but below maximum. The total bonus paid to Company employees for 2011 was approximately $7.3 million, of which approximately $1.9 million was paid to executive officers.

Special Cash Awards. The Committee retains full authority to approve discretionary awards. The Committee believes it is important to retain the discretion to reward exceptional performance or special situations. In 2011, the Committee approved discretionary bonuses to Ms. Kipp and Messrs. Carpenter, Miracle and Fleager in amounts less than 15% of their respective 2011 base salaries in recognition of their overall contributions.

Long-Term Equity Incentives. We grant stock awards annually with a three-year payout and performance cycle. These awards are designed to focus executive officers on the relative performance of our stock and, secondarily, are designed as a retention tool. Since 2004, the Committee has granted annual long-term equity incentives consisting of two elements:

•	Performance shares, which are earned based on our total shareholder return over a three-year period; and

•	Time-vested restricted stock, which vests at the end of a three-year period.

The initial target value of each annual award is based on a weighting of approximately 75% for performance shares and 25% for time-based restricted stock. We have chosen to place more weight on the performance shares so that the most value is realized based on return for our shareholders over a period of three years. We feel the time-based restricted stock awards are also effective retention and incentive tools because their actual value is tied to the value of the Company’s stock no earlier than the vesting date and the vesting schedules require that participants be employed at the end of the three-year vesting period. The initial target values (i.e., the initial value of the time-based restricted stock plus performance shares at target) are intended to approximate the 50th percentile of the Compensation Comparator Group.

The actual number of performance shares earned at the end of the three-year cycle depends on the Company’s percentile ranking within a specific group of companies identified by the Committee in consultation with Meridian (called the “Performance Comparator Group”). The Performance Comparator Group is structured to be a group of companies defined by a third-party index and is somewhat different from our Compensation Comparator Group. In addition to the Company, the Performance Comparator Group currently includes 11 other publicly-traded electric utilities with market capitalizations similar to our own. We believe that these companies have investor bases that are similar to ours. The following companies, chosen from the Standard & Poor’s SmallCap 600 Index and MidCap 400 Index that are included in the Global Industry Classification Standard’s (GICS) sub-industry of Electric Utilities for their similarities to us in type of industry and size of operations, currently are in our Performance Comparator Group:

• ALLETE, Inc.	• NV Energy Inc.
• Central Vermont Public Service	• PNM Resources, Inc.
• Cleco Corporation	• UIL Holdings Corporation
• Great Plains Energy, Inc.	• Unisource Energy Corporation
• Hawaiian Electric Industries, Inc.	• Westar Energy, Inc.
• IDACORP, Inc.

The actual number of performance shares earned at the end of the three-year cycle can range from 0% to 200% of target, depending on our ranking within the 12-member Performance Comparator Group for total shareholder return. As with the time-based restricted stock, participants are required to be employed at the end of the three-year cycle to be eligible for the award. Shareholder return is defined as the change in stock value, plus dividends, over the three-year performance period within the Performance Comparator Group, and payouts for each three-year cycle are as follows:

•	if we rank first, 200% of target

•	If we rank second, 175% of target

•	if we rank third, 150% of target

•	if we rank below third but above the 50th percentile, we interpolate between 150% and 100% of target

•	if we are at the 50th percentile, 100% of target

•	if we rank below the 50th percentile but above the 30th percentile, we interpolate between 100% and 30% of target

•	if we are below the 30th percentile, 0% of target

For the 2009 to 2011 performance cycle, which ended on December 31, 2011, our total shareholder return ranked second within the 12-member Performance Comparator Group, which resulted in performance shares earned at the 175% level.

CEO Compensation, Resignation and Forfeiture. On January 30, 2012, Mr. Stevens notified the Company of his resignation as CEO, effective March 1, 2012. Upon his departure, he forfeited his then-outstanding stock awards and certain other benefits. As a result, of the total amount of compensation reported in the “Summary Compensation Table” below, $3,091,646 was forfeited upon Mr. Stevens departure, consisting of the following: $1,970,066 of the special five-year retention stock award described below; $992,996 of other stock awards granted during January 2011 as described above under “Long-Term Equity Incentives”; and $128,854 of the change in pension value because he had not met the vesting conditions under the pension plan. In addition, he forfeited 27,125 restricted shares and 61,800 performance awards (at target level) that were granted prior to 2011 or were granted in January 2012 prior to his resignation.

During Mr. Stevens’ tenure, the Board sought to develop a program to motivate him to improve the Company’s operating and financial performance, as well as to retain him as CEO. Accordingly, on March 2, 2011, the Committee approved the grant of a five-year retention stock award in the amount of 88,028 shares in recognition of Mr. Stevens’ contributions to our performance. As further described below, the number of shares was determined by dividing $2.5 million by $28.40, which was the closing price of our stock on the grant date. The stock award was eligible for vesting in two installments, with one-third vesting on January 1, 2014 and the remaining two-thirds vesting on January 1, 2016. However, 50% of each installment was subject to meeting performance conditions, which would be measured by the Company’s total shareholder return relative to a peer group for the three-year or five-year period, as applicable, before the applicable vesting date, based on the following achievement levels:

Relative Shareholder Return Percentile Rank (1)	Percent of Award Eligible for Vesting
75th Percentile	100%
55th Percentile	50%
35th Percentile	0%

(1)	Results between these points interpolated on a straight-line basis.

In choosing the terms and size of this retention award, the Committee considered the following factors:

•

Size. The Committee was advised by its outside consultant that a common approach to special awards is to size the award based on the differential between the 50th and 75th percentile compensation benchmarks, which meant between $400,000 and $650,000 (based on December 2009 and December 2010 studies) for each year of the term of the award (in this case, five years). Choosing a target slightly below the midrange of this difference, times five, resulted in a total value of $2.5 million. The $2.5 million value was determined by the Committee to be a reasonable value for a five-year commitment, particularly since 50% was tied to shareholder return.

•

Vesting. A vesting structure of 1/3 after 3 years and 2/3 after 5 years was chosen to balance a longer vesting period to maintain a long-term retention tie with vesting within a short enough time period to ensure the individual perceives the value in the award.

•	Performance. Making 50% of the award subject to meeting relative shareholder returns goals provided a specific link to performance and value-creation for our shareholders.

•

Shareholder return. The Committee chose relative shareholder return because it is the metric used in our regular long-term incentive program design, but with tougher performance hurdles. Choosing relative shareholder return also meant the award would vest only if shareholders receive strong return relative to peers [and, unlike absolute return, mitigates the impact of macroeconomic factors].

As described above, upon Mr. Stevens’ resignation in early 2012, all of this special retention award was forfeited because he had not met the vesting conditions.

Type of Equity Awards. We have chosen to make recent long-term awards to executive officers in the form of “full-value” stock awards because they have significant retention value due to their value being directly linked to the stock price in the future. In addition, this type of award limits the negative retention impact of short-term volatility in our stock price compared to stock options. The Committee regularly reviews our equity incentive program and reserves the right to grant different types of equity awards in the future. We began paying dividends on our Common Stock in June 2011, but do not pay dividends on unearned performance share awards.

Other Executive Benefits

Retirement Benefits. We provide our employees, including our executive officers, with a tax-qualified defined benefit pension plan, which provides employees the opportunity to earn service toward income replacement at retirement. The benefit is based on years of service, retirement age and salary over a period of time prior to retirement. However, tax regulations impose a limit on the amount of compensation that can be taken into account for purposes of determining these retirement benefits. As a result, the qualified plan does not achieve a market-competitive structure for executive officers whose total compensation can include a significant amount of variable short-term incentive compensation. We established an excess benefit plan to provide supplemental retirement benefits to executive officers based on actual annual earnings applied to the basic retirement plan formula without regard to the tax limitations.

Perquisites and Other Benefits. The Company generally provides to our Named Executive Officers the same benefits as it does to other executive officers and employees. For example, our Named Executive Officers participate in the same medical, dental, life insurance, accidental death & dismemberment, and long-term disability plans, as do other employees, and the Company matching contributions to the 401(k) plan are on the same basis as other employees.

The Company provides limited perquisites to executive officers. During 2011, the Committee approved a small monthly car allowance, and a minimum of five weeks and three days of paid time annually. Named Executive Officers also received small amounts of financial, tax and estate planning benefits.

Change of Control/Termination Agreements. The Committee has approved a change of control severance agreement for each of our Named Executive Officers and all other executive officers. As further described in this Proxy Statement, these agreements provide executive officers with benefits in the event of involuntary termination or adverse job changes in connection with or after a change in control. The Committee periodically reviews the costs of these agreements and market practice. The Committee believes these agreements offer important protection in the event of a change of control, while also ensuring that in the event of an actual proposed change of control, key executive officers will be willing to remain through the closing because of this protection. This is especially important in the utility industry when the need for regulatory approvals can result in significant delays in consummating transactions following the execution of definitive agreements. In addition, in March 2011, the Committee approved an Amended and Restated Employment Agreement with Mr. Stevens that included severance benefits consisting of 12 months’ salary and health benefits upon a termination without cause, as well as partial vesting for the special retention award. After review with its outside consultant of market practice for CEO severance terms, the Committee believed it was appropriate to provide Mr. Stevens with this limited severance protection given his exceptional performance since he started employment. Mr. Stevens did not receive any of these severance benefits upon his resignation in 2012.

Stock Ownership Guidelines

We believe that stock ownership by executive officers can directly correlate to improved performance and enhancement of shareholder value. Therefore, the Committee has established recommended stock ownership guidelines for executive officers. The guidelines are as follows:

Position	Guideline
CEO	Three times base salary
Other Executive Officers	Two times base salary

Our executive officers are expected (but not required) to meet these guidelines within five years after becoming an executive officer. As of the end of 2011, all of our Named Executive Officers met or are progressing towards meeting the guidelines within their initial five-year term.

Impact of Accounting and Tax Treatment of Compensation

Historically, the accounting and tax treatment of compensation has not been a driving factor in determining the design or amounts of pay at the Company. For example, the Company granted “full value” awards prior to its adoption of FASB ASC Topic 718 and continues to do so, although the Committee does review the expected accounting treatment of its equity grants.

Section 162(m) of the Code generally limits the tax deductibility to public companies for compensation in excess of $1 million per person per year, unless the compensation is “performance-based” within the meaning of the tax regulations. The Committee considers it important to retain flexibility to design compensation programs, even where compensation payable under our programs may not be fully deductible, if the programs effectively recognize a full range of criteria important to the Company’s success. For example, the Company has not structured its annual cash bonus plan to be “performance-based” for purposes of Section 162(m). The Company grants equity awards such as restricted stock that are not eligible for the Section 162(m) exception. Our 2007 Long-Term Incentive Plan allows the Committee to approve performance shares and stock options that qualify as “performance-based” compensation for purposes of Section 162(m) to the extent the Committee deems appropriate.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Kenneth R. Heitz, Chairman
Catherine A. Allen
James W. Harris
Charles A. Yamarone

SUMMARY COMPENSATION TABLE

The Summary Compensation Table sets forth the compensation for each individual who served as principal executive officer or principal financial officer during fiscal 2011, and each of the Company’s other three most highly compensated executive officers for fiscal 2011. The persons named in the Summary Compensation Table are referred to collectively as the “Named Executives” or the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (f)	All Other Compen- sation ($) (g)	Total ($)
David W. Stevens	2011	$596,923		$2,963,062	$576,031	$128,584	$97,203	$4,361,803
Chief Executive Officer(a)	2010	560,000		980,996	492,800	68,940	38,511	2,141,247
	2009	500,000		695,432	505,000	31,482	134,129	1,866,043

David G. Carpenter	2011	334,304	48,360	277,309	197,866	122,027	16,054	995,920
Senior Vice President and Chief Financial Officer(b)	2010	322,400	30,000	257,691	206,336	67,417	15,951	899,795
	2009	262,851		91,017	194,017	32,518	10,488	590,891

Mary E. Kipp	2011	277,692	37,500	137,255	144,053	45,515	28,351	670,366
Senior Vice President- General Counsel and Chief Compliance Officer(b)(c)	2010	217,500		114,856	114,400	20,403	10,509	477,668

Rocky R. Miracle	2011	262,061	38,250	138,657	135,944	60,258	23,923	659,093
Senior Vice President -	2010	255,000		100,883	142,800	37,671	23,546	559,900
Corporate Planning and Development(b)	2009	233,462		84,816	151,458	21,115	43,705	534,556

Richard G. Fleager	2011	247,306	35,775	161,065	128,290	64,569	17,684	654,689
Senior Vice President- Customer Care and External Affairs(b)(c)(h)	2010	238,500		166,784	133,560	41,058	11,397	591,299

(a)	On January 30, 2012, Mr. Stevens resigned from his position as CEO of the Company, effective March 2, 2012, and as Director effective immediately. The Board appointed Mr. Shockley to serve as interim CEO while a search is conducted to replace Mr. Stevens. Of $4,361,803 reported as compensation for 2011 for Mr. Stevens, a total of $3,091,646 was forfeited upon his departure, consisting of the following: $1,970,066 of the special five-year retention stock award granted in March 2011; $992,996 of other stock awards granted during January 2011; and $128,584 of the change in pension value because he had not met the vesting conditions under the pension plan. In addition, he forfeited 27,125 restricted shares and 61,800 performance awards (at target level) that were granted prior to 2011 or were granted in January 2012 prior to his resignation.
(b)	Mr. Carpenter, Ms. Kipp, Mr. Miracle, and Mr. Fleager received a discretionary cash bonus in 2011. Mr. Carpenter also received a discretionary cash bonus in 2010.
(c)	Ms. Kipp and Mr. Fleager were not Named Executive Officers for fiscal 2009 and therefore, compensation for 2009 is not reported.
(d)	This column represents the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 for the restricted stock and performance shares granted in the applicable year. Restricted stock awards are valued at the closing market price on the date of grant. Performance shares are valued at grant date fair value, which is based upon a “Monte Carlo simulation,” which is a methodology for determining average payout using multiple simulations. Amounts disclosed have not been reduced by estimated service-based forfeitures of approximately 18%, 18%, and 24% for 2011, 2010 and 2009, respectively. For additional information on the valuation assumptions with respect to restricted stock and performance shares, see Note G – Common Stock of Notes to the Consolidated Financial Statements in the Company’s 2011 Annual Report on Form 10-K. For Mr. Stevens in 2011, $1,970,066 reflects the special five-year retention stock award for 88,028 shares granted in March 2011, which would not commence vesting until January 2014 and, 50% of the award was also subject to meeting shareholder return criteria. Upon Mr. Stevens’ resignation in 2012, all of this special retention award was forfeited.
(e)	This column represents performance-based bonuses earned under the annual cash bonus plan for performance during 2011, 2010, and 2009.

(f)	This column represents the change in pension value between the accumulated pension benefit for each Named Executive Officer as of December 31, 2011 as compared to December 31, 2010; December 31, 2010 as compared to December 31, 2009; and December 31, 2009 compared to December 31, 2008.
(g)	See the following table regarding each component of amounts for 2011 included in “All Other Compensation” in the Summary Compensation Table above.
(h)	On April 2, 2012, Mr. Fleager resigned from his position as Senior Vice President of Customer Care and External Affairs of the Company.

ALL OTHER COMPENSATION TABLE

Name and Principal Position	Year	Accrued PTO Sellback ($) (a)	Group Term Life Insurance ($)	Company Contributions To Retirement and 401(k) Plans ($)	Personal Use of Company Car/Parking ($)	Financial Planning/ Legal Fees and Other	Dividends Paid on Unvested Awards ($) (b)	Total ($)
David W. Stevens	2011	$23,077	$1,380	$6,900	$3,000	$4,075	$58,771	$97,203

David G. Carpenter	2011		1,468	6,900	3,000		4,686	16,054

Mary E. Kipp	2011	16,154	272	6,900	3,000	375	1,650	28,351

Rocky R. Miracle	2011	10,102	1,094	6,900	3,000		2,827	23,923

Richard G. Fleager	2011		1,567	6,900	3,000	2,620	3,597	17,684

(a)	This column represents payments for accrued and unused vacation and personal holiday time pursuant to Company policy.
(b)	We began paying dividends to our shareholders in June 2011, and although we paid dividends on unvested time-based restricted stock, we do not pay dividends on unearned performance share awards.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning equity and cash awards to the Named Executive Officers during the fiscal year ended December 31, 2011:

Name	Grant and Approval Date	Estimated Future Payouts Under Non-Equity Plan Awards (b)			Estimated Future Payouts Under Equity Incentive Plan Awards (c)			All Other Stock Awards: Number of Shares of Stock or Units (#) (d)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards ($) (e)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David W. Stevens (a)	01/26/11	$149,231	$417,846	$776,000	8,130	27,100	54,200	8,350	—	$992,996
David W. Stevens	03/02/11				7,336	14,671	14,671	14,671	—	650,218
David W. Stevens	03/02/11				14,672	29,343	29,343	29,343	—	1,319,848

David G. Carpenter	01/26/11	33,430	150,437	267,443	2,265	7,550	15,100	2,350	—	277,309

Mary E. Kipp	01/26/11	27,769	111,077	194,384	1,125	3,750	7,500	1,150	—	137,255

Rocky R. Miracle	01/26/11	26,206	104,824	183,443	1,140	3,800	7,600	1,150	—	138,657

Richard G. Fleager (f)	01/26/11	24,731	98,922	173,114	1,320	4,400	8,800	1,350	—	161,065

(a)	On January 30, 2012, Mr. Stevens resigned from his position as CEO of the Company, effective March 2, 2012. As described above under the Summary Compensation Table, all then-outstanding performance share awards and restricted stock awards, including all of the stock awards granted in 2011 that are set forth in this table, were forfeited by Mr. Stevens.
(b)	Each executive officer has a target incentive opportunity, payable in cash, if the Company achieves specific annual goals that are established in advance by the Compensation Committee and the Board. In 2011, the performance goals were related to safety, customer satisfaction, regulatory compliance, and earnings per share, as further described above in “Compensation Discussion and Analysis – Primary Components of Compensation – Annual Cash Bonus Plan.” If a threshold level of earnings per share is not attained, no bonuses will be paid for any of the measures. Actual amounts paid for 2011 are in the Summary Compensation Table above.
(c)	Amounts shown represent the performance shares available under the incentive plan which provides market-based, long-term incentive award opportunities to the Named Executive Officers and executive officers. Except as discussed in the next paragraph, performance shares are based on the total shareholder return compared to the Performance Comparator Group over the three-year period ending December 31, 2013. Payout values for the performance shares are calculated by determining the Company’s percentile ranking within the Performance Comparator Group at the end of the three-year cycle and can range from 0% to 200% of target as described above in “Compensation Discussion and Analysis – Primary Components of Compensation – Long-Term Equity Incentives.”

On March 2, 2011, the Company and Mr. Stevens entered into an Amended and Restated Employment Agreement which awarded Mr. Stevens two tranches of performance shares. The first tranche of performance shares are based on the total shareholder return compared to the Performance Comparator Group over the three-year period ending December 31, 2013. The second tranche of performance shares are based on the total shareholder return compared to the Performance Comparator Group over the five-year period ending December 31, 2015. Payout values for the performance shares are calculated by determining the Company’s percentile ranking within the Performance Comparator Group at the end of the respective cycles and can range from 0% to 100% of target. These performance share awards were in addition to Mr. Steven’s annual award of performance shares.

(d)	Except as described in the next paragraph, restricted shares vest on December 31, 2013. The Company has been paying quarterly dividends of $0.22 per share on its common stock since June 30, 2011. Unvested restricted shares qualify as participating securities and individuals awarded these shares received their respective cash dividends.

On March 2, 2011, the Company and Mr. Stevens entered into an Amended and Restated Employment Agreement which awarded Mr. Stevens two tranches of restricted stock. The first tranche of restricted stock was scheduled to vest at the end of a three-year period ending December 31, 2013. The second tranche of restricted stock was scheduled to vest at the end of the five-year period ending December 31, 2015. These restricted share awards were in addition to Mr. Steven’s annual award of restricted stock.

(e)	This column reflects the grant date fair value of restricted stock awards and performance shares under FASB ASC Topic 718. With respect to stock awards, the value was calculated as the number of restricted shares multiplied by the closing price on grant date. With respect to performance shares, the value was determined using a “Monte Carlo simulation” which is a methodology using the average payout of one million simulation paths discounted to the grant date using a risk-free interest rate. The Monte Carlo values for 2011 performance share awards granted on January 26, 2011 was $28.03 per share.

The two tranches of performance shares awarded to Mr. Stevens under his Amended and Restated Employment Agreement have Monte Carlo values of $15.92 and $16.58, respectively.

(f)	On April 2, 2012, Mr. Fleager resigned from his position as Senior Vice President of Customer Care and External Affairs of the Company. All performance share awards and restricted stock awards were forfeited by Mr. Fleager.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning outstanding stock awards held by the Named Executive Officers at December 31, 2011. There were no option awards held by the Named Executive Officers at December 31, 2011.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David W. Stevens(1)(2)(5)	17,125	$593,210	74,550	$2,582,412
David W. Stevens(3)(6)	8,350	289,244	9,540	330,466
David W. Stevens(3)(7)	14,671	508,203	8,130	281,623
David W. Stevens(4)(7)	29,343	1,016,442	7,336	254,102
David W. Stevens(8)	—	—	14,672	508,221

David G. Carpenter(2)(5)	3,050	105,652	9,800	339,472
David G. Carpenter(3)(6)	2,350	81,404	2,955	102,361
David G. Carpenter(7)	—	—	2,265	78,460

Mary E. Kipp(2)(6)	1,350	46,764	1,320	45,725
Mary E. Kipp(3)(7)	1,150	39,836	1,125	38,970

Rocky R. Miracle(2)(5)	1,200	41,568	9,100	315,224
Rocky R. Miracle(3)(6)	1,150	39,836	1,155	40,009
Rocky R. Miracle(7)	—	—	1,140	39,490

Richard G. Fleager(2)(5) (9)	1,950	67,548	12,338	427,388
Richard G. Fleager(3)(6)	1,350	46,764	1,920	66,509
Richard G. Fleager(7)	—	—	1,320	45,725

(1)	On January 30, 2012, Mr. Stevens resigned from his position as CEO of the Company, effective March 2, 2012. All then-outstanding equity awards were forfeited by Mr. Stevens.
(2)	Unvested restricted stock vests on February 19, 2013.
(3)	Unvested restricted stock vests on December 31, 2013.
(4)	Unvested restricted stock vests on December 31, 2015.
(5)	Unvested performance stock vests in January 2012 if performance goals are met. Represents the number of shares at 175% of target, which was determined in January 2012 to be the actual number of shares earned.
(6)	Unvested performance stock vests in January 2013 if performance goals are met. Represents the number of shares at 30% of target, but actual number of shares earned may range from 0% to 200% of target.
(7)	Unvested performance stock vests in January 2014 if performance goals are met. Represents the number of shares at 30% of target, but actual number of shares earned may range from 0% to 200% of target.
(8)	Unvested performance stock vests in January 2016 if performance goals are met. Represents the number of shares at 30% of target, but actual number of shares earned may range from 0% to 200% of target.
(9)	On April 2, 2012, Mr. Fleager resigned from his position as Senior Vice President of Customer Care and External Affairs of the Company. All then-outstanding equity awards were forfeited by Mr. Fleager.

OPTION EXERCISES AND STOCK VESTED

The following table provides additional information regarding the acquisition of shares on vesting of stock awards and the value realized during 2011. There were no options exercised during 2011 by the Named Executive Officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David W. Stevens	22,762	$776,076
David G. Carpenter	5,975	176,579
Mary E. Kipp	—	—
Rocky R. Miracle	6,425	216,676
Richard G. Fleager	4,150	135,536

PENSION PLAN

The Company has a defined benefit plan with a cliff vesting schedule that provides definitely determinable benefits over a period of years, usually an employee’s lifetime (the “Pension Plan”). The purpose of the Pension Plan is to reward eligible employees for long and loyal service by providing them with retirement benefits and is for the exclusive benefit of eligible employees and their beneficiaries. Employees are eligible to participate in the Pension Plan on the first day of the month coinciding with or immediately following completion of one year of service during which the employee completes not less than 1,000 hours of service. In order to vest or build ownership in the benefit payable from the Pension Plan, an employee must complete five years of service during which he or she has worked at least 1,000 hours each year. Each of the Named Executive Officers and the executive officers is a participant in the Pension Plan, and the estimated credited years of service for each of the Named Executive Officers at December 31, 2011 is set forth in the “Pension Benefits Table” below.

Retirement benefits under the Pension Plan are calculated as the product of 1.25% of the employee’s average monthly earnings (“Average Monthly Earnings”) and the credited years of service (“Benefit Accrual Service”). An employee’s Average Monthly Earnings is the employee’s annualized rate of compensation (excluding bonuses, overtime pay, expense allowances, profit sharing and any other compensation in any form) as of any day converted to a monthly amount and then averaged over a five consecutive year period. The maximum benefit payable under the Pension Plan may not consider compensation in excess of that allowed by the IRS Code. For the year 2011, the maximum amount of compensation on which benefits from the Pension Plan may be based is $245,000. An employee is credited with one year of Benefit Accrual Service in any plan year (January through December) during which 1,000 hours of service is completed for the Company. The formula below provides an illustration as to how a monthly retirement benefit is calculated for an employee at the later of the date the employee attains the normal retirement age of 65 or the date the employee completes five years of vested service during which he or she has worked 1,000 hours each year:

Pension Plan Average Monthly Earnings (Subject to Code Limitations)	X	Benefit Accrual Service	X	1.25%

A monthly benefit from the Pension Plan is computed as a straight life only annuity that provides a monthly benefit for the employee’s lifetime and ends upon the employee’s death. Optional benefit forms of payment are also available under the Pension Plan to include:

•

A joint and survivor annuity option is a joint life annuity payable to the employee for the employee’s lifetime with a survivor annuity for the life of any person the employee designates. The amount payable to the survivor will be a certain percentage of the amount that the employee elects of the amount of the annuity payable during the joint lives of the employee and the person the employee designates.

•

A life annuity with term certain option is payable for the employee’s life, with 120 payments guaranteed, regardless of whether the employee dies before all 120 payments have been made. If the employee dies before all 120 payments have been made, the same amount of annuity is payable for the remainder of the 120 months to the employee’s beneficiary.

Under the terms of the Pension Plan, an employee of the Company may retire and begin to receive a monthly benefit from the Pension Plan upon attaining age 55 and completing the required vesting period of five years during which the employee has worked 1,000 hours each year. If an employee retires from the Company between the ages of 55 and 64, the amount of benefits payable from the Pension Plan is reduced such that if the employee retires at age 55, he or she will be entitled to 50% of the accrued benefits otherwise payable without a reduction at age 65. The reduction schedule below displays the reduction percentage to which an employee’s accrued benefit is subject when retirement from the Company takes effect between ages 55 and 64:

Retirement Age	Percent of Accrued Benefit
65	100.00%
64	93.33
63	86.67
62	80.00
61	73.33
60	66.67
59	63.33
58	60.00
57	56.67
56	53.33
55	50.00

A monthly benefit payable from the Pension Plan any time before normal retirement age is not subject to the reduction schedule above when the employee’s age and years of service are 62 and 20, respectively, or the sum of the employee’s age and years of service exceeds 85 with a minimum age of 55 at the time of retirement. All benefit payments are subject to federal and state income tax and are payable on the first day of each month of retirement.

For the valuation method and all material assumptions, please see the Retirement Plan’s section under Note M Employee Benefits of the Company’s 2011 Annual Report on Form 10-K.

EXCESS BENEFIT PLAN

The Company has a non-qualified deferred compensation plan that provides supplemental retirement benefits to certain employees of the Company (the “Excess Benefit Plan”). The Company selects those employees who are eligible to receive a benefit from the Pension Plan, the amount of which is reduced by limitations of the Code. Additionally, the Excess Benefit Plan adds bonuses paid pursuant to the Company’s short-term bonus plan to the Pension Plan definition of Average Monthly Earnings and without giving effect to any compensation limitations imposed by the Code. Benefits payable from the Excess Benefit Plan are subject to the same vesting schedule, age requirements and benefit payment options as under the Pension Plan. Except as noted under the heading “Change in Control Agreement and Other Termination Benefits,” it is not possible for an employee’s credited years of service under the Pension Plan to exceed the employee’s actual years of service with the Company.

Supplemental retirement benefits under the Excess Benefit Plan are calculated as a monthly amount equal to the difference between (a) and (b) below:

(a)	The monthly amount of the Pension Plan benefit to which the employee would have been entitled under the Pension Plan if the benefit were computed without giving effect to any limitation on benefits imposed by the Code and by using Average Monthly Earnings plus bonus amounts paid pursuant to the Company’s short-term bonus plan,

LESS

(b)	the monthly amount of the Pension Plan benefit actually payable to the employee under the Pension Plan.

The formula below provides an illustration as to how a retirement benefit from the Excess Benefit Plan is calculated for an employee at the later of the date the employee attains the normal retirement age of 65 or the date the employee completes five years of vested service during which he or she has worked 1,000 hours each year:

Excess Benefit Plan Average Monthly Earnings (Not subject to Code Limitations)	X	Benefit Accrual Service	X	1.25%
	LESS
Pension Plan Average Monthly Earnings (Subject to Code Limitations)	X	Benefit Accrual Service	X	1.25%

The Excess Benefit Plan is subject to the rules of Section 409A of the Code. Generally, under Section 409A of the Code, distributions cannot be made to certain employees (as defined in Section 416(i) of the Code) of a publicly traded corporation before the earlier of (i) six months following the employee’s separation date or (ii) the death of the employee.

Pursuant to Section 409A, Excess Benefit Plan payments will begin six months after an affected employee’s retirement from the Company. The first payment will be paid in a sum equal to six monthly payments from the employee’s retirement date plus the employee’s seventh month payment. Thereafter, the employee’s benefit from the Excess Benefit Plan is payable on the first day of each month. The benefit payable from the Excess Benefit Plan is paid in the same form under which the benefit from the Pension Plan is payable to the employee. All payments are subject to federal and state income tax and are payable on the first day of each month of retirement.

The Excess Benefit Plan is entirely unfunded. Employees who participate in the Excess Benefit Plan have only the rights of general unsecured creditors of the Company with respect to any rights under the Excess Benefit Plan.

PENSION BENEFITS TABLE

The following table describes pension benefits to the Named Executive Officers under the Company’s Pension Plan and the Excess Benefit Plan as of December 31, 2011.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
David W. Stevens	Pension Plan	3	$66,038	0
	Excess Benefit Plan	3	162,968	0

David G. Carpenter	Pension Plan	6	154,804	0
	Excess Benefit Plan	6	118,950	0

Mary E. Kipp	Pension Plan	4	63,419	0
	Excess Benefit Plan	4	17,972	0

Rocky R. Miracle	Pension Plan	3	86,225	0
	Excess Benefit Plan	3	32,819	0

Richard G. Fleager	Pension Plan	3	95,890	0
	Excess Benefit Plan	3	32,967	0

As of December 31, 2011, the Present Value of Accrued Benefit for each Named Executive Officer and each executive officer is computed using an interest rate of 4.3% for the Pension Plan and 4.1% for the Excess Benefit Plan and the post-retirement mortality based on the RP 2000 mortality tables projected to 2019 using Scale AA.

Change of Control Agreements and Other Termination Benefits

The Company has entered into Change of Control Agreements with each Named Executive Officer and the executive officers of the Company. In the event the covered Named Executive Officer or executive officer is terminated without cause or resigns for good reason (including a material reduction in duties and responsibilities, a reduction in pay or a relocation of more than 100 miles) during the two-year period following a change of control, he or she will receive the following benefits under the Change of Control Agreements:

•	A pro rata payment of the executive officer’s target bonus for the year of termination;

•

A lump sum payment equal to the executive officer’s annual base salary plus target bonus for the year of termination, multiplied by either three (for each Named Executive Officer and all other senior vice presidents) or two (for all other executive officers covered by a Change of Control Agreement);

•

The actuarial equivalent of vested benefits under the Company’s retirement plan calculated with additional years of service equal to either three years (for each Named Executive Officer) or two years (for all other executive officers covered by a Change of Control Agreement);

•

Continuation of health and other welfare benefits for two years, including service credit for those two years for purposes of eligibility (but not time of commencement of benefits) for retiree benefits under any of these plans; and

•	Outplacement services for one year.

The Change of Control Agreements do not provide any tax gross-up payment in the event the payments become subject to the federal “change in control” excise tax and instead provide that either (i) the executive officer will be responsible for paying the excise tax or (ii) payments under the agreements will be reduced to an amount that would result in no such excise tax, whichever would result in the executive officer retaining the higher after-tax amount.

A “change in control” is defined in the Change of Control Agreements and generally includes the acquisition by any person of 30% or more of the Common Stock or voting power of the Company, or the consummation of a reorganization, merger or consolidation or other disposition of all or substantially all of the assets of the Company which results in at least a 40% change in ownership.

The following table quantifies potential payments or benefits to our Named Executive Officers under our equity incentive plans upon a change in control or under the Change of Control Agreements upon a termination without cause or resignation for good reason following a change in control as described above, in any case based on assumptions as if the change in control or termination had occurred on December 31, 2011. These amounts do not include benefits under our Pension Plan and Excess Benefit Plan that would be paid in connection with any retirement event, as described under “Pension Benefits Table” above.

Name	Benefit	Change in Control Without Termination(1)	Qualifying Termination following a Change in Control
David W. Stevens
	Severance		$3,060,000
	Settlement of Unvested Equity Awards(1)	$4,873,745	n/a
	Lump Sum Equivalent for Pension Service		0
	Welfare Benefit Continuation		32,062
	Outplacement		25,000
David G. Carpenter
	Severance		1,458,538
	Settlement of Unvested Equity Award(1)	816,880	n/a
	Lump Sum Equivalent for Pension Service		359,563
	Welfare Benefit Continuation		21,828
	Outplacement		25,000
Mary E. Kipp
	Severance		1,176,000
	Settlement of Unvested Equity Awards(1)	376,571	n/a
	Lump Sum Equivalent for Pension Service		0
	Welfare Benefit Continuation		28,276
	Outplacement		25,000

Rocky R. Miracle
	Severance		1,103,130
	Settlement of Unvested Equity Awards(1)	346,989	n/a
	Lump Sum Equivalent for Pension Service		0
	Welfare Benefit Continuation		20,930
	Outplacement		25,000

Richard G. Fleager
	Severance		1,041,768
	Settlement of Unvested Equity Awards(1)	511,980	n/a
	Lump Sum Equivalent for Pension Service		0
	Welfare Benefit Continuation		20,434
	Outplacement		25,000

(1)	Represents the “spread value” of all unvested restricted stock and performance shares as of December 31, 2011, based on accelerated vesting of all awards upon a change in control, assuming achievement at the maximum level for the remaining unvested performance shares, under the terms of our shareholder–approved equity incentive plan. There were no unvested options at December 31, 2011 for the Named Executive Officers. Acceleration of performance awards would be on a prorated basis and subject to the Compensation Committee determining that performance has been met through a shortened performance period ending before the closing of the change of control.

Under Mr. Stevens’ Amended and Restated Employment Agreement in March 2011, if he was terminated without cause and signed a release, he would be eligible to receive 12 months of salary and reimbursement for health benefits. In addition, he would receive partial accelerated vesting of the special retention equity award he received in March 2011 (as described above under the “Compensation Discussion and Analysis CEO Compensation, Resignation and Forfeiture” calculated as follows: to the extent then unvested, a prorata portion of each of the first installment and second installment fraction whose numerator is the number of full months from January 1, 2011 until the date of termination of employment and whose denominator is 36 for the first installment and 60 for the second installment; however, with respect to 50% of such retention award that was subject to performance criteria (that is, relative shareholder return over a three-year and five-year period, respectively), accelerated prorata vesting would occur only if, and to the extent that, the performance criteria has been met through the most recently completed month as determined by the Compensation Committee. If Mr. Stevens had been terminated without cause on December 31, 2011, he would have received $600,000 in cash as severance, up to 12 months of reimbursement for health benefits, and assuming performance was measured through December 31, 2011 at the 100% level, $745,379 in stock acceleration value. Mr. Stevens did not receive any of these severance benefits upon his resignation in 2012.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

During 2011, none of the Company’s executive officers nor the Board served as a member of another entity’s compensation committee or committee performing equivalent functions.

In March 2012, the Board formally adopted a Policy with respect to Related Person Transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. This supersedes a general grant of authority to review and approve such transactions that has been a part of the Charter of the Nominating and Corporate Governance Committee for several years. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but generally excludes any transaction that would not require disclosure under Item 404(a) of Regulation S-K. The Nominating and Corporate Governance Committee is responsible for reviewing, approving and ratifying any related party transaction. The Nominating and Corporate Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders. The Policy is available, without charge, from our Corporate Secretary and made available on our website in the “Corporate Governance” section.

For 2011, the Board considered purchases of $459,000 from Facilities Connection, Inc. (“FC”) which is owned by Ms. Holland-Branch. FC is the exclusive vendor in El Paso for furniture in the Company’s headquarters building and the Board determined that the contracts were on terms equal or better than available from firms not affiliated with a Director.

Each year the Company submits and requires the Directors and executive officers to complete director and officer questionnaires identifying transactions with the Company in which the Director or executive officer or their family members have an interest. The Company reviews these transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the Company’s interests. The Company’s Code of Ethics requires all Directors, executive officers and employees who may have a potential or apparent conflict of interest to immediately notify our Senior Vice President, General Counsel and Chief Compliance Officer.

Directors, executive officers and employees of the Company are expected to act and make decisions that are in the best interests of the Company. Directors, executive officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services for the Company in an objective and fair manner. In addition, the Company prohibits personal loans to, or guaranteeing the personal obligations of, any Director or executive officer.

A copy of the Company’s Code of Ethics is available at www.epelectric.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 2, 2012 (except as indicated in the footnote to the table), certain information regarding ownership of Common Stock by (i) each person known to the Company to own beneficially more than 5% of its Common Stock; (ii) each of the current Directors, including those who have been nominated to serve as Class III Directors of the Company; (iii) the Named Executives; and (iv) all Directors and executive officers of the Company as a group (25 persons).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership***		Percent of Class
FMR LLC. 82 Devonshire Street Boston, MA 02109	4,177,973	(1)	10.38	%*

GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	4,001,143	(2)	9.94	%*

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	3,565,820	(3)	8.80	%*

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,415,225	(4)	8.48	%*

Goldman Sachs Asset Management, LP 200 West Street New York, NY 10282	2,856,161	(5)	7.10	%*

The Vanguard Group, Inc 100 Vanguard Blvd. Malvern, PA 19355	2,419,323	(6)	6.01	%*

Heitz, Kenneth R.	19,839	(7)	*	*
Parks, Michael K.	51,272	(8)	*	*
Allen, Catherine A.	13,974	(9)	*	*
Brown, John Robert	34,000	(10)	*	*
Cicconi, James W.	46,279	(11)	*	*
Harris, James W.	42,632	(12)	*	*
Holland-Branch, Patricia Z.	30,052	(13)	*	*
Shockley, Thomas V., III****	7,000	(14)	*	*
Siegel, Eric B.	47,804	(15)	*	*
Wertheimer, Stephen N.	32,982	(16)	*	*
Yamarone, Charles A.	10,000	(17)	*	*
Stevens, David W.	1,090	(18)	*	*
Carpenter, David G.	26,922	(19)	*	*
Kipp, Mary E.	3,766	(20)	*	*
Miracle, Rocky R.	14,908	(21)	*	*
Fleager, Richard G.	23,296	(22)	*	*

Other Executive Officers	215,919	(23)	*	*
All Directors and executive officers as a group (25 persons)	621,735	(24)	1.55%

*	Actual percentage may differ due to stock transactions made subsequent to beneficial owner’s filing date.
**	Less than 1%.
***	For purposes of this disclosure, restricted stock is assumed to have voting power but no investment power.
****	Mr. Thomas V. Shockley, III was appointed interim CEO on January 30, 2012 upon Mr. Stevens’ resignation.

The following footnotes relate to the Securities Exchange Act of 1934 and the Investment Advisers Act of 1940, which will be referred to as (“SEC Act”) and (“Advisers Act”), respectively.

(1)	Information regarding ownership of Common Stock by FMR LLC, Fidelity Management & Research Company (“Fidelity”), is included herein in reliance on information set forth in Amendment No. 1 in Schedule 13G filed with the SEC on February 14, 2012, reflecting ownership as of December 31, 2011. FMR LLC is a parent holding company of Fidelity Management & Research Company (“Fidelity”), in accordance with Section 240.13d-1 (b) (ii) (G) and an investment adviser registered under Section 203 of the Advisers Act. According to the filing, FMR LLC is the beneficial owner of 4,177,973 shares (10.38%) of the Common Stock with sole dispositive power over 4,177,973 shares and sole voting power over 148,331 shares of Common Stock.
(2)	Information regarding ownership of Common Stock by GGCP, Inc. (“GGCP”), GGCP Holdings LLC, (“GGCP Holdings”), GAMCO Investors, Inc. (“GBL”), Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton Advisors”), Gabelli Securities, Inc. (“GSI”), Gabelli & Company, Inc. (“Gabelli & Company”), MJG Associates, Inc. (“MJG Associates”), Gabelli Foundation, Inc. (“Foundation”), MJG-IV Limited Partnership (“MJG-IV”), and Mario J. Gabelli (collectively the “Gabelli Reporting Parties”) is included herein in reliance on information set forth in Amendment No. 5 in Schedule 13D filed with the SEC, reflecting ownership as of November 14, 2011. Updated ownership information is included herein in reliance on Thomson One information of Gabelli’s ownership as of December 31, 2011. GGCP is a manager and a member of GGCP Holdings which is the controlling shareholder of GBL. GBL is the parent company for a variety of companies engaged in the securities business, including GAMCO, Gabelli Funds, and GSI. GSI is an investment manager and the parent company of Gabelli & Company which is classified as a registered broker-dealer under the SEC Act. GAMCO, Gabelli Funds, and Teton Advisors are each investment advisors, and each of these entities is registered under the Advisers Act. GBL, GAMCO, and Gabelli & Company are New York corporations. GGCP is a Wyoming corporation and GGCP Holdings is a Delaware limited liability corporation. GSI and Teton Advisors are Delaware corporations and Gabelli Funds is a New York limited liability company. MJG Associates is a Connecticut corporation, and the Foundation is a Nevada corporation. Mario J. Gabelli is the controlling stockholder and Chief Executive Officer and director of GGCP. Mario J. Gabelli is also the Chairman and Chief Executive Officer of GBL. Mario J.Gabelli is also a member of GGCP Holdings. Mario J. Gabelli is also deemed to be the controlling shareholder of Teton Advisors through his control of GGCP and MJG-IV. The Gabelli Reporting Parties do not admit that they constitute a group.

According to the filing, Gabelli Funds beneficially owns 1,919,280 shares of Common stock (4.77%) and has sole voting and dispositive power over the shares, while GAMCO beneficially owns 2,069,863 shares (5.14%) and maintains sole dispositive power over 2,069,863 shares, but only has the power to vote 1,942,863 shares of Common Stock. MJG-IV beneficially owns 4,000 shares (0.01%) and has sole voting and dispositive power over the shares, and Mario J. Gabelli beneficially owns 8,000 shares (0.02%) and has sole voting and dispositive power over the shares. According to the filing, the aggregate amount beneficially owned by the Gabelli Reporting Parties is 4,001,143 shares (9.94%) as of November 14, 2011. According to Thomson One, GAMCO Investors, Inc. owned 4,015,694 shares (or 9.98%) of Common Stock as of December 31, 2011.

Mario Gabelli is deemed to have beneficial ownership of the Common Stock owned by each of the Reporting Parties. GSI is deemed to have beneficial ownership of the Common Stock owned by Gabelli & Company. GBL and GGCP are deemed to have beneficial ownership of the Common Stock owned beneficially by each of the foregoing persons other than Mario Gabelli and the Foundation.

(3)	Information regarding ownership of Common Stock by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc is included herein in reliance on information set forth in Amendment No. 9 in Schedule 13G filed on February 13, 2012, with the SEC, reflecting ownership as of December 31, 2011. Price Associates is an Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(D) & (E) as defined in Section 240 of the SEC Act and the T. Rowe Price Small-Cap Value Fund, Inc, is a Maryland corporation of which Price and Associates serves as an investment adviser to this fund. Both Price Associates and the T. Rowe Price Small-Cap Value Fund have agreed to file jointly pursuant to Regulation 13D-G under the SEC Act. According to the filing, Price Associates beneficially owns 3,565,820 (8.80%) shares of Common Stock as of December 31, 2011. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and. or sole power to vote the securities. For purposes of the reporting requirements of the SEC Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities Price Associates maintains sole dispositive power over their shares of the Company’s Common Stock, but only has the power to vote 661,420 reported shares of Common Stock. The T. Rowe Price Small-Cap Value Fund, Inc. beneficially owns 1,835,000 (4.5%) shares and maintains sole voting power over their shares of the Company’s Common Stock.
(4)	Information regarding ownership of Common Stock by BlackRock, Inc. (“BlackRock”), is included in reliance on information set forth in an Amendment No. 2 in Schedule 13G filed with the SEC on February 10, 2012, reflecting ownership as of December 31, 2011. BlackRock is a Delaware parent holding company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G) in Section 240 of the SEC Act. According to the filing, BlackRock beneficially owns 3,415,225 shares (8.48%) of Common Stock with sole voting and dispositive power over the shares of Common Stock.

(5)	Information regarding ownership of Common Stock by Goldman Sachs Asset Management, L.P., (“GSAM”), GS Investments Strategies, LLC (“GSIS”), and the Goldman Sachs Group (“GSG”) is included herein in reliance on information set forth in Amendment No. 4 in a Schedule 13G filed with the SEC on February 10, 2012, reflecting ownership as of December 31, 2011. The GSG is the parent company of GSAM and GSIS, which are both classified as Investment Advisors in accordance with Rule 13d-1(b)(1)(ii)(E) in Section 240 of the SEC Act. According to the filing, GSG beneficially owns 2,856,161 shares (7.1%) of the Common Stock with shared dispositive power over 2,856,161 shares and shared voting power over 2,748,439 shares of Common Stock.
(6)	Information regarding ownership of Common Stock by the Vanguard Group, Inc (“Vanguard”) and the Vanguard Fiduciary Trust Company (“VFTC”) is included herein in reliance on information set forth in a Schedule 13G filed with the SEC on February 9, 2012 reflecting ownership as of December 31, 2011. Vanguard is a Pennsylvania parent company of VFTC and both are classified as Investment Advisors in accordance with Rule 13d-1(b)(1)(ii)(E) as defined in Section 240 of the SEC Act. According to the filing, Vanguard beneficially owns 2,419,323 shares (6.01%) of the Common Stock with sole dispositive power over 2,355,036 shares and shared voting and dispositive power over 64,287 shares of Common Stock. VFTC, a wholly-owned subsidiary of Vanguard is the beneficial owner of these 64,287 shares (0.15%) of Common Stock and directs the voting of these shares of Common Stock.
(7)	Includes (i) 1,535 shares of Common Stock that Mr. Heitz has the right to acquire by exercising options granted under the 1999 Plan; (ii) 14,262 shares over which he has sole voting and investment power; and (iii) 4,042 shares of restricted Common Stock over which he has voting power but no investment power.
(8)	Includes (i) 47,772 shares of Common Stock over which Mr. Parks has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.
(9)	Includes (i) 9,527 shares of Common Stock over which Ms. Allen has sole voting and investment power; and (ii) 4,447 shares of restricted Common Stock over which she has voting power but no investment power.
(10)	Includes (i) 30,500 shares of Common Stock over which Mr. Brown has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.
(11)	Includes (i) 42,779 shares of Common Stock over which Mr. Cicconi has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.
(12)	Includes (i) 39,132 shares of Common Stock over which Mr. Harris has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.
(13)	Includes (i) 24,743 shares of Common Stock over which Ms. Holland-Branch has sole voting and investment power; and (ii) 5,309 shares of restricted Common Stock over which she has voting power but no investment power.
(14)	Includes (i) 3,500 shares of Common Stock over which Mr. Shockley has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.
(15)	Includes (i) 44,304 shares of Common Stock over which Mr. Siegel has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.
(16)	Includes (i) 28,126 shares of Common Stock over which Mr. Wertheimer has sole voting and investment power; and (ii) 4,856 shares of restricted Common Stock over which he has voting power but no investment power.
(17)	Includes (i) 6,500 shares of Common Stock over which Mr. Yamarone has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has sole voting power but no investment power.
(18)	Mr. Stevens has 1,090 shares of Common Stock over which he has sole voting and investment power.
(19)	Includes (i) 19,272 shares of Common Stock over which Mr. Carpenter has sole voting and investment power; and (ii) 7,650 shares of restricted Common Stock over which he has voting power but no investment power.
(20)	Includes (i) 16 shares of Common Stock over which Ms. Kipp has sole voting and investment power; and (ii) 3,750 shares of restricted Common Stock over which she has voting power but no investment power.
(21)	Includes (i) 11,308 shares of Common Stock over which Mr. Miracle has sole voting and investment power; and (ii) 3,600 shares of restricted Common Stock over which he has voting power but no investment power.
(22)	Includes (i) 18,646 shares of Common Stock over which Mr. Fleager has sole voting and investment power; and (ii) 4,650 shares of restricted Common Stock over which he has voting power but no investment power.
(23)	Includes (i) 45,090 shares of Common Stock that other executive officers currently have the right to acquire by exercising options granted under the 1996 and 1999 Plans; (ii) 148,579 shares over which the executive officers have sole voting and investment power; and (iii) 22,250 shares of restricted Common Stock over which they have voting power but no investment power.
(24)	Includes (i) 46,625 shares of Common Stock related to stock options discussed above; (ii) 490,056 shares of restricted Common Stock over which the Directors and executive officers have sole voting and investment power; and (iii) 85,054 shares of restricted Common Stock over which they have voting power but no investment power.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in reviewing the Company’s financial reporting process. In fulfilling its responsibilities in 2011, the Audit Committee, among other things, (i) reviewed and discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer and independent auditors prior to public release; (ii) reviewed and discussed the audited financial information contained in the Annual Report with the Company’s management, including the Chief Financial Officer, and independent auditors prior to public release; (iii) obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board, Standard No. 1, “Independence Discussions with Audit Committees”; (iv) discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence; (v) discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing; and (vi) reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

In addition, the Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted accounting standards, including those described in the Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also reviewed the results of the internal audit examinations.

The Audit Committee reviewed with management and the independent auditors the audited financial statements of the Company as of and for the fiscal year ended December 31, 2011. Management is responsible for the preparation of the Company’s financial statements and the independent auditors are responsible for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC. The Audit Committee also recommended the reappointment of KPMG LLP as the Company’s registered independent public accounting firm, and the Board concurred in such recommendation.

THE AUDIT COMMITTEE

Charles A. Yamarone, Chairman
John Robert Brown
James W. Cicconi
Michael K. Parks
Eric B. Siegel

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Act requires the Company’s Directors, executive officers and holders of more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that, during and for the fiscal year ended December 31, 2011, its Directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements, except that due to a clerical oversight, a Form 4 for each of the non-employee directors reporting the automatic annual grant of 3,500 restricted stock was filed late on June 10, 2011, which erroneously reported the late filing date as the grant date. Amended Forms 4 correcting the error were filed. The number of shares subject to the restricted stock award did not change. In addition, a Form 4 was filed late on behalf of Mr. Steven P. Busser, Vice President, Treasurer, whose broker reinvested his cash dividends in 73 shares of the Company’s Common Stock on one date in 2011. Additionally, a Form 4 was filed late on behalf of Mr. Richard G. Fleager, Senior Vice President, External Affairs and Customer Care whose broker on three separate dates in 2011, reinvested his cash dividends in 159 shares of the Company’s Common Stock. Late Form 4s were filed for Mr. Busser, reporting one late purchase, and for Mr. Fleager, reporting three separate late purchases.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Under certain circumstances, shareholders are entitled to present proposals at shareholders meetings. To be eligible for inclusion in the Proxy Statement for the Company’s 2013 Annual Meeting of Shareholders, a shareholder proposal must be received at the Company’s principal executive offices on or prior to December 20, 2012. The Company will consider only those proposals which meet the requirements of applicable SEC rules. Under the Company’s Bylaws, in order for a shareholder proposal that is not included in the Proxy Statement to be properly brought before the annual meeting of shareholders, notice of the proposal must be received at the Company’s principal executive offices at least 80 days prior to the scheduled date of the annual meeting. A shareholder’s notice should list each proposal and a brief description of the business to be brought before the meeting; the name and address of the shareholder proposing such business; the class and number of shares held by the shareholder; and any material interest of the shareholder in the business. If a shareholder wishes to nominate a Director, the shareholder must provide the nomination to the Nominating and Corporate Governance Committee in advance in writing at the Company’s principal offices pursuant to the notice provisions provided in the Company’s Bylaws. For more details see “Evaluation of Director Nominees” above.

OTHER BUSINESS

The Board knows of no business, other than as stated in the Notice of Annual Meeting of Shareholders, which will be presented for consideration at the Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby on such matters in accordance with their discretion and judgment as to the best interests of the Company.

ANNUAL REPORT

The Company’s 2011 Annual Report, which includes financial statements, but which does not constitute a part of the proxy solicitation material, accompanies this Proxy Statement.

SARBANES-OXLEY SECTION 302 CERTIFICATION

On February 28, 2012, the Company filed with the SEC, as an exhibit to its Annual Report on Form 10-K, the Sarbanes-Oxley Act Section 302 certification regarding the quality of the Company’s public disclosure.

DELIVERY OF PROXY STATEMENT

Pursuant to the rules adopted by the SEC, the Company has elected to provide access to the proxy materials over the Internet. Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or may request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

EL PASO ELECTRIC COMPANY
By Order of the Board of Directors

Guillermo Silva, Jr.
Corporate Secretary

Dated: April 20, 2012

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by El Paso Electric Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND   DATED.

		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
Nominees

01	JAMES W. HARRIS 02 STEPHEN N. WERTHEIMER 03 CHARLES A. YAMARONE
The Board of Directors recommends you vote FOR proposals 2. and 3.						For	Against	Abstain

2.	Ratify the selection of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2012.					☐	☐	☐

3.	To approve, by non-binding vote, executive compensation.					☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted as recommended by the Board of Directors as indicated above. If any other routine matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address change/comments, mark here.				☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

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EL PASO ELECTRIC COMPANY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Annual Meeting of Shareholders May 31, 2012

The undersigned hereby nominate(s), constitute(s) and appoint(s) David G. Carpenter and Mary E. Kipp, and each of them, the attorneys, agents and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders (the “Annual Meeting”) of El Paso Electric Company (the “Company”) to be held at the Stanton Tower Building, 100 N. Stanton Street, El Paso, Texas 79901, on Thursday, May 31, 2012 at 10:00 a.m., MDT, or at any adjournments thereof, and vote as specified herein the number of shares that the undersigned, if personally present, would be entitled to vote.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE